UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AT&T Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the holders of Common Stock of AT&T Inc.:

The 2013 Annual Meeting of Stockholders of AT&T Inc. will be held as shown below.

9:00 a.m., local time, Friday, April 26, 2013

Little America Hotel & Resort

2800 West Lincolnway

Cheyenne, Wyoming 82009

•  Election of 13 Directors

•  Ratification of Ernst & Young LLP as independent auditors

•  Advisory approval of executive compensation

•  Approve Stock Purchase and Deferral Plan

•  Such other matters, including certain stockholder proposals, as may properly come before the meeting.

Holders of AT&T Inc. common stock of record at the close of business on February 27, 2013, are entitled to vote at the meeting and any adjournment of the meeting.

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March 11, 2013

PROXY STATEMENT

AT&T Inc.

One AT&T Plaza

Whitacre Tower

208 S. Akard Street

Dallas, Texas 75202

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on April 26, 2013:

The proxy statement and annual report to security holders are available at www.edocumentview.com/att.

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

AT&T – Page 1

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders
Time and Date:	9:00 a.m., local time, Friday, April 26, 2013
Place:	Little America Hotel & Resort, 2800 West Lincolnway, Cheyenne, Wyoming 82009
Record Date:	February 27, 2013
Voting:	Stockholders as of the record date are entitled to vote.
Attendance:	If you plan to attend the meeting in person, please vote your proxy and bring the admission ticket (attached to the proxy card or the Annual Meeting Notice) to the Annual Meeting. If you do not have an admission ticket or if you hold your shares in the name of a bank, broker or other institution, you may obtain admission to the meeting by presenting proof of your ownership of AT&T stock as of February 27, 2013 (the record date).

Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page
1	Election of 13 Directors	FOR each nominee	16
2	Ratification of Ernst & Young LLP as auditors for 2013	FOR	24
3	Advisory approval of executive compensation	FOR	24
4	Approve Stock Purchase and Deferral Plan	FOR	25
5	Stockholder Proposal – Political Contributions Report	AGAINST	28
6	Stockholder Proposal – Lead Batteries Report	AGAINST	29
7	Stockholder Proposal – Compensation Packages	AGAINST	31
8	Stockholder Proposal – Independent Board Chairman	AGAINST	34

Current Board Members

The following table provides summary information about each Director. Each Director is elected annually by a majority of votes cast. All of the Directors are Director nominees for 2013. All non-employee Directors are independent.

Nominee	Age	Director Since	Principal Occupation	Committees
Randall L. Stephenson	52	2005	Chairman, CEO, and President, AT&T Inc.	Executive
Gilbert F. Amelio	70	2001	Former Senior Partner, Sienna Ventures	Executive, Corp. Dev. and Finance, and Human Resources
Reuben V. Anderson	70	2006	Senior Partner, Phelps Dunbar, LLP	Executive, Corp. Gov. and Nominating, and Public Policy and Corp.Reputation
James H. Blanchard	71	2006	Chairman and Partner, Jordan- Blanchard Capital, LLC	Corp. Dev. and Finance, Executive, and Human Resources
Jaime Chico Pardo	63	2008	Founder and CEO, ENESA	Audit and Corp. Dev. and Finance
Scott T. Ford	50	2012	Partner, Westrock Capital Partners, LLC	Corp. Dev. and Finance and Public Policy and Corp. Reputation
James P. Kelly	69	2006	Retired Chairman and CEO, United Parcel Service, Inc.	Audit and Corp. Gov. and Nominating
Jon C. Madonna	69	2005	Retired Chairman and CEO, KPMG	Audit, Corp. Gov. and Nominating, and Executive
Michael B. McCallister	60	2013	Chairman, Humana Inc.	Audit
John B. McCoy	69	1999	Retired Chairman and CEO, Bank One Corporation	Corp. Gov. and Nominating, Executive, and Human Resources
Joyce M. Roché	65	1998	Retired President and CEO, Girls Inc.	Corp. Gov. and Nominating, Public Policy and Corp. Reputation
Matthew K. Rose	53	2010	Chairman and CEO, Burlington Northern Santa Fe, LLC	Corp. Dev. and Finance and Human Resources
Laura D’Andrea Tyson	65	1999	S.K. and Angela Chan Professor of Global Mgmt., Haas School of Business, Univ. of California at Berkeley	Audit, Public Policy and Corp. Reputation

AT&T – Page 2

2013 ANNUAL MEETING OF STOCKHOLDERS

              General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (AT&T, the Company, or we) for use at the 2013 Annual Meeting of Stockholders of AT&T. The meeting will be held at 9:00 a.m. local time on Friday, April 26, 2013, at Little America Hotel & Resort, 2800 West Lincolnway, Cheyenne, Wyoming 82009.

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (see cover page). This Proxy Statement and form of proxy are being sent or made available beginning March 11, 2013, to stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on February 27, 2013. These materials are also available at www.edocumentview.com/att. Each share entitles the registered holder to one vote. As of January 31, 2013, there were 5,528,548,352 shares of AT&T common stock outstanding.

To constitute a quorum to conduct business at the meeting, stockholders representing at least 40% of the shares of common stock entitled to vote at the meeting must be present or represented by proxy.

How to Vote

Shares Held by You as the Record Holder

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

AT&T – Page 3

Shares Held Through a Bank, Broker or Other Custodian

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

Shares Held on Your Behalf under Company Benefit Plans

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which voting instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 23, 2013.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

If a stockholder participates in the plans listed above and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

Multiple Stockholders Sharing the Same Address

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

Solicitation of Proxies

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $22,000, plus expenses.

AT&T – Page 4

Attending the Meeting

Only AT&T stockholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

Registered Stockholders (shares are registered in your name)

An admission ticket is attached to your proxy card or Annual Meeting Notice and Admission Ticket. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.

Other Stockholders (your shares are held in the name of a bank, broker or other institution)

You may obtain admission to the meeting by presenting proof of your ownership of AT&T common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned AT&T stock on February 27, 2013, the record date for the meeting. To be able to vote at the meeting, you will need the bank or broker or record holder to give you a proxy.

Voting Results

The voting results of the annual meeting will be published no later than four business days after the annual meeting on a Form 8-K filed with the Securities and Exchange Commission, which will be available in the investor relations area of our website at www.att.com.

              Board of Directors

The Role of the Board

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to give them more detailed views of our businesses and matters that affect our businesses, corporate opportunities, technology, and operations.

Assessing and managing risk is the responsibility of the management of AT&T. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. Annually, the Board reviews the Company’s strategic business plans, which includes evaluating the competitive, technological, economic and other risks associated with these plans.

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. This includes, among other matters, evaluating risk in the context of financial policies, counterparty and credit risk, and the appropriate mitigation of risk, including through the use of insurance where appropriate. Members of the Company’s finance and compliance organizations are responsible for managing risk in their areas and reporting regularly to the Audit Committee.

AT&T – Page 5

The Company’s Senior Vice President-Audit Services and Chief Compliance Officer meets twice annually in executive session with the Audit Committee. The Senior Vice President-Audit Services and Chief Compliance Officer reviews with the Audit Committee each year’s annual internal audit and compliance risk assessment, which is focused on significant financial, operating, regulatory and legal matters. The Audit Committee also receives regular reports on completed internal audits of these significant risk areas.

Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held eight meetings in 2012. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All Directors were present at the 2012 Annual Meeting.

Board Leadership Structure

The non-management members of the Board of Directors meet in executive session (without management Directors or management personnel present) at least four times per year. The Lead Director, who is appointed for a two-year term, presides over these sessions. James H. Blanchard currently serves as Lead Director; his term is scheduled to expire January 31, 2014.

Responsibilities of the Lead Director include:

•	presiding at meetings of the Board at which the chairman is not present,
•	presiding at executive sessions of the non-management Directors,
•	preparing the agenda for the executive sessions of the non-management Directors,
•	acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer,
•	coordinating the activities of the non-management Directors when acting as a group,
•	approving the agenda for each Board meeting,
•	approving meeting schedules to ensure there is sufficient time for discussion of all agenda items,
•

advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings,

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication and acting as a contact for other interested persons,
•	sharing with other Directors as he or she deems appropriate letters and other contacts that he or she receives, and
•	contacting management to obtain such additional information relating to contacts by interested persons as he or she may require from time to time.

In addition, the Lead Director may:

•	call meetings of the non-management Directors in addition to the quarterly meetings, and
•	require information relating to any matter be distributed to the Board.

Randall Stephenson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Stephenson serve in both capacities is in the best interests of AT&T and its stockholders because it enhances communication between the Board and management and allows Mr. Stephenson to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management Directors, along with the Board’s strong committee system and substantial majority of independent Directors, allow it to maintain effective oversight of management.

AT&T – Page 6

Communicating with the Board

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

Criteria and Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s:

•	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,
•	understanding of our business, and
•	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location, and special talents or personal attributes. Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Composition of the Board

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 13 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 17-23. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 14.

The Board of Directors has nominated the 13 persons listed in this Proxy Statement, beginning on page 17, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. There are no vacancies on the Board.

AT&T – Page 7

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com.

Current Committees

Committee	Members	Functions and Additional Information	Meetings in 2012
Audit	Jon C. Madonna, Chair Jaime Chico Pardo James P. Kelly Michael B. McCallister Laura D’Andrea Tyson	Consists of five independent Directors. Oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of internal audit function and the independent auditors, and our compliance with legal and regulatory matters, including environmental matters. Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.	12
Corporate Development and Finance (1)	James H. Blanchard, Chair Gilbert F. Amelio Jaime Chico Pardo Scott T. Ford Matthew K. Rose	Consists of five independent Directors. Assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves. Reviews mergers, acquisitions, dispositions and similar transactions; reviews corporate strategy and recommends or approves transactions and investments; reviews and makes recommendations about the capital structure of the Company and the evaluation, development and implementation of key technology decisions.	5
Corporate Governance and Nominating	John B. McCoy, Chair Reuben V. Anderson James P. Kelly Jon C. Madonna Joyce M. Roché	Consists of five independent Directors. Responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. Periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.	4
Executive	Randall L. Stephenson, Chair Gilbert F. Amelio Reuben V. Anderson James H. Blanchard Jon C. Madonna John B. McCoy	Consists of the Chairman of the Board and the chairpersons of our five other standing committees. Established to assist the Board by acting upon matters when the Board is not in session. Has full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.	0
Human Resources	Gilbert F. Amelio, Chair James H. Blanchard John B. McCoy Matthew K. Rose	Consists of four independent Directors. Oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. Responsible for establishing the compensation of the Chief Executive Officer and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.	6
Public Policy and Corporate Reputation (2)	Reuben V. Anderson, Chair Scott T. Ford Joyce M. Roché Laura D’Andrea Tyson	Consists of four independent Directors. Assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions. Oversees the Company’s management of its brands and reputation.	4

1.	This committee was previously the Corporate Development Committee (CDC) and the Finance/Pension Committee (FPC), which were combined effective April 27, 2012. The CDC met twice and the FPC met once in 2012.
2.	Known as the Public Policy Committee prior to April 27, 2012.

AT&T – Page 8

Independence of Directors

The New York Stock Exchange (NYSE) prescribes independence standards for companies listed on the NYSE, including AT&T. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

•

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

•

(a) The Director is a current partner or employee of a firm that is our internal or external auditor; (b) the Director has an immediate family member who is a current partner of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the Director or an immediate family member was within the last three years a partner or an employee of such a firm and personally worked on our audit within that time period;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

•

A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•

A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

AT&T – Page 9

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, Jaime Chico Pardo, Scott T. Ford, James P. Kelly, Jon C. Madonna, Michael B. McCallister, John B. McCoy, Joyce M. Roché, Matthew K. Rose, and Laura D’Andrea Tyson. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are John B. McCoy (Chairperson), Reuben V. Anderson, James P. Kelly, Jon C. Madonna, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by other public companies. In reviewing Director compensation, the Committee may use the consultant’s director compensation studies in connection with making compensation recommendations to the Board. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for Directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $95,000 ($85,000 in 2012), together with $2,000 for each Board meeting or corporate strategy session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $15,000 ($10,000 in 2012), except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $25,000. The Lead Director receives an additional annual retainer of $60,000 ($30,000 in 2012). Under the AT&T Non-Employee Director Stock Purchase Plan (the Director Stock Purchase Plan), Directors may choose to invest all or half of their retainers in shares of AT&T common stock at fair market value.

Under the AT&T Non-Employee Director Stock and Deferral Plan (the Director Deferral Plan), Directors may choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the Director Deferral Plan each non-employee Director annually receives $150,000 in the form of deferred stock units. The annual grants are fully earned and vested at issuance.

Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the

AT&T – Page 10

preceding year (Moody’s Rate). To the extent these earnings exceed the interest rate specified by the Securities and Exchange Commission (SEC) for disclosure purposes, they are included in the “Director Compensation” table on page 12 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

Upon our acquisition of Pacific Telesis Group (PTG) on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals are paid out in accordance with the Directors’ elections. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan offered to BellSouth Directors prior to its acquisition, Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made for the 1995 and 1996 plan years, the plan returned the original deferred amount in the 7th year after the deferral year. Interim distributions were not made with respect to deferrals in subsequent periods. For deferrals made for the 1995 through 1999 plan years, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering new deferrals beginning in 2000.

Non-employee Directors may receive communications equipment and services pursuant to the AT&T Board of Directors Communications Concession Program. The equipment and services that may be provided to a Director, other than at his or her primary residence, may not exceed $25,000 per year. All concession services must be provided by AT&T affiliates, except for the Director’s primary residence if it is not served by an AT&T affiliate.

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The following table contains information regarding compensation provided to each person who served as a Director during 2012 (excluding Mr. Stephenson, whose compensation is included in the Summary Compensation Table and related tables and disclosure).

Director Compensation
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Gilbert F. Amelio	149,600	150,000	83	5,831	305,513
Reuben V. Anderson	124,900	150,000	953	3,792	279,644
James H. Blanchard	163,500	150,000	115	8,640	322,255
Jaime Chico Pardo	131,400	150,000	0	15,102	296,502
Scott T. Ford (6)	71,783	150,000	0	51	221,834
James P. Kelly	126,000	150,000	0	3,419	279,419
Jon C. Madonna	159,200	150,000	0	7,856	317,056
Lynn M. Martin (6)	37,067	0	0	254,536	291,603
John B. McCoy	132,900	150,000	0	23,746	306,646
Joyce M. Roché	116,600	150,000	0	19,352	285,952
Matthew K. Rose	124,600	150,000	0	4,239	278,839
Laura D’Andrea Tyson	123,700	150,000	1,640	7,739	283,080
1.	The following table shows the number of deferred stock units purchased in 2012 by each Director under the Director Deferral Plan.

Director	Deferred Stock Units Purchased in 2012	Director	Deferred Stock Units Purchased in 2012
Gilbert F. Amelio	4,339	John B. McCoy	3,993
Reuben V. Anderson	2,842	Joyce M. Roché	1,271
James P. Kelly	1,193	Matthew K. Rose	3,721

In addition, Mr. Chico purchased 1,265 shares of AT&T common stock in 2012 under the Director Stock Purchase Plan.

2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with FASB ASC Topic 718, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.

3.	At December 31, 2012, Mr. Anderson, Mr. Blanchard, and Mr. Kelly held 311 options, 22,656 options, and 23,813 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.

4.	Amounts shown represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.

5.	Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2012, a total of $42,450 was paid on behalf of active Directors under this program. The amounts reported in this column include matching contributions made on the Directors’ behalf under this program as follows: Mr. Chico—$15,000, Mr. Madonna—$500, Mr. McCoy—$15,000, and Ms. Roché—$11,950. Also reported in this column is a charitable contribution of $250,000 that AT&T made in 2012 on behalf of Ms. Martin in connection with her retirement from the Board.

6.	Ms. Martin retired from the Board in April 2012. Mr. Ford joined the Board in June 2012.

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              Related Person Transactions

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

•	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

•	whether there are business reasons for the Company to enter into the Related Person Transaction,

•	whether the Related Person Transaction would impair the independence of an outside director, and

•

whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

              Common Stock Ownership

Certain Beneficial Owners

The following table lists the beneficial ownership of each person holding more than 5% of AT&T’s outstanding common stock as of December 31, 2012 (based on a review of filings made with the Securities and Exchange Commission on Schedules 13D and 13G).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc. 40 East 52nd St., New York, NY 10022	318,995,553	5.62%

AT&T – Page 13

Directors and Officers

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2012, held by each Director, nominee and officer named in the “Summary Compensation Table” on page 60. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non- Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non- Voting Stock Units (2)
Gilbert F. Amelio	3,106	121,219	Randall L. Stephenson	1,922,134	174,792
Reuben V. Anderson	31,680	49,663	John J. Stephens	388,626	42,329
James H. Blanchard	95,369	32,788	Rafael de la Vega	450,970	56,795
Jaime Chico Pardo	51,265	21,643	John T. Stankey	429,627	49,559
Scott T. Ford	55,000	0	Wayne Watts	149,537	27,756
James P. Kelly	31,466	41,722
Jon C. Madonna	14,573	35,637
Michael B. McCallister	290	0	All executive officers and Directors as a group (consisting of 23 persons, including those named above)	4,651,453	1,144,555
John B. McCoy	31,584	140,798
Joyce M. Roché	2,041	109,216
Matthew K. Rose	83,000	18,407
Laura D’Andrea Tyson	0	77,825

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Anderson—311, Mr. Blanchard—22,656, Mr. Kelly—23,813, Mr. Stephenson—1,063,023, Mr. de la Vega—149,661, Mr. Stankey—31,790, Mr. Stephens—222,962, and Mr. Watts—32,440, and all executive officers and Directors as a group—1,808,291. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio—3,084, Mr. Blanchard—390, Mr. Chico Pardo—50,000, Mr. Madonna—14,573, Mr. McCallister—290, Mr. Rose—83,000, Mr. Stephenson—856,128, Mr. Stankey—240,818, Mr. Stephens—163,061, and Mr. Watts—109,623.

2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the participant at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

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              Matters to be Voted Upon

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or incumbent Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2013 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

The advisory vote on executive compensation is non-binding, and the preference of the stockholders will be determined by the choice receiving the greatest number of votes.

All other matters at the 2013 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. On all other matters, brokers are prohibited from voting uninstructed shares. In instances where brokers are prohibited from exercising discretionary authority (so-called broker non-votes), the shares they hold are not included in the vote totals.

At the 2013 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors. As a result, for each of the matters upon which the brokers are prohibited from voting, the broker non-votes will have no effect on the results.

AT&T – Page 15

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

Election of Directors (Item No. 1)

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2014 Annual Meeting. In making these nominations, the Board reviewed the background of the nominees (each nominee’s biography is set out below) and determined to nominate each of the current Directors for re-election.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a large and varied enterprise like AT&T. As indicated in the following biographies, the nominees have significant leadership skills and extensive experience in a variety of fields, including telecommunications, technology, public accounting, health care, education, economics, financial services, law, consumer marketing, transportation and logistics, government service, academic research, and consulting and nonprofit organizations, each of which the Board believes provides valuable knowledge about important elements of AT&T’s business. A number of the nominees also have extensive experience in international business and affairs, which the Board believes affords it an important global perspective in its deliberations.

All the nominees have significant experience in the oversight of large public companies due to their service as directors of AT&T and other companies. In addition, many of our Directors served on the boards of Ameritech Corporation, AT&T Corp., BellSouth Corporation, Pacific Telesis Group, and Southern New England Telecommunications Corporation, all large, publicly traded telecommunications companies that we acquired. These Directors provide historical perspective on the acquired companies, facilitate integration and continuity, and provide direction for the combined businesses. The Board believes that these skills and experiences qualify each nominee to serve as a Director of AT&T.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

AT&T – Page 16

The Board recommends you vote FOR each of the following candidates:

RANDALL L. STEPHENSON, age 52, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Mr. Stephenson has held a variety of high-level finance, operational, and marketing positions with AT&T, including serving as Chief Operating Officer from 2004 until his appointment as Chief Executive Officer in 2007 and as Chief Financial Officer from 2001 to 2004. He began his career with the Company in 1982. Mr. Stephenson received his B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma. He is the Chairperson of the Executive Committee. He has been a Director of AT&T since 2005. Mr. Stephenson is a Director of Emerson Electric Co. Mr. Stephenson’s qualifications to serve on the Board include his 30 years of experience in the telecommunications industry, his intimate knowledge of our company and its history, his expertise in finance and operations management, and his years of executive leadership experience across various divisions of our organization, including serving as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President of Finance, and Senior Vice President of Consumer Marketing.

GILBERT F. AMELIO, age 70, who began his career at AT&T Bell Laboratories, was Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) from 2001 until January 2012. Dr. Amelio was Chairman and Chief Executive Officer of Jazz Technologies, Inc. (an analog-intensive mixed-signal semiconductor foundry solutions company) from 2005 until 2008 (at which time he was named Chairman Emeritus). Dr. Amelio was Principal of Aircraft Ventures, LLC from 1997 to 2004. Prior to that, he served as Chairman and Chief Executive Officer of Apple Computer Inc. from 1996 to 1997 and National Semiconductor Corporation from 1991 to 1996. Dr. Amelio is responsible for a number of patents. He previously served as a Director of Jazz Technologies, Inc. (2005-2008). In 2008, Acquicor Management LLC (a former shareholder of Jazz Technologies, Inc.), where Dr. Amelio had served as the sole managing member since 2005, declared bankruptcy. In 2003, AmTech, LLC (a technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio graduated from Georgia Institute of Technology where he earned his B.S., M.S. and Ph.D. degrees in physics. He has been a Director of AT&T since 2001 and had previously served as an Advisory Director of AT&T from 1997 to 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1997. He is the Chairperson of the Human Resources Committee and a member of the Corporate Development and Finance Committee and the Executive Committee. He is a Director of Galectin Therapeutics Inc. (formerly known as Pro-Pharmaceuticals, Inc.) and InterDigital, Inc. Dr. Amelio’s qualifications to serve on the Board include his executive leadership experience in the oversight of other large publicly traded companies, his prior service as a director of a telecommunications company that we acquired, his technical background and expertise, and his experience and expertise in venture capital. These attributes are valuable particularly for a technology and innovation driven company like AT&T.

AT&T – Page 17

REUBEN V. ANDERSON, age 70, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He practices in the areas of commercial and tort litigation and regulatory and governance matters. Prior to that, Mr. Anderson served as a judge in Mississippi for 15 years, including serving as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson received his B.A. from Tougaloo College and his J.D. from University of Mississippi School of Law. Mr. Anderson has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairperson of the Public Policy and Corporate Reputation Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee. Mr. Anderson is a Director of The Kroger Co. He previously served as a Director of Trustmark Corporation (1978-2009). Mr. Anderson’s extensive knowledge and judgment in litigation matters and his legal expertise in regulatory and governance matters are important qualifications given the regulatory and legal issues faced by AT&T and our industry. His qualifications to serve on the Board also include his years of service as a judge, including on the Mississippi Supreme Court, and his extensive service on the boards of other public companies. His qualifications also include his 12 years of service on the board of a telecommunications company that we acquired.

JAMES H. BLANCHARD, age 71, is Chairman of the Board and Partner of Jordan-Blanchard Capital, LLC (a private equity alternative asset management firm in Columbus, Georgia) and has served in this capacity since August 2011. He was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company) from 2005 to 2006, and prior to that served as its Chief Executive Officer from 1971 to 2005. Mr. Blanchard has over 35 years of finance and banking experience and in 2005 received recognition by US Banker Magazine as one of the “25 Most Influential People in Financial Services.” Mr. Blanchard received his B.B.A. in business administration and his law degree from the University of Georgia. Mr. Blanchard has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He previously served as a Director of BellSouth Telecommunications Inc. from 1988 to 1994. He is the Chairperson of the Corporate Development and Finance Committee and a member of the Executive Committee and the Human Resources Committee. Mr. Blanchard is a Director of Total System Services, Inc. He previously served as a Director of Synovus Financial Corp. (1970-2012). Mr. Blanchard’s qualifications to serve on the Board include his long-standing service in executive leadership positions and his decades of experience in the financial services industry, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his 18 years of service as a director of telecommunications companies that we acquired.

AT&T – Page 18

JAIME CHICO PARDO, age 63, is Founder and Chief Executive Officer of ENESA (a private fund investing in the energy and health care sectors in Mexico) and has served in this capacity since 2010. He was Co-Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) from 2009 to 2010, and previously served as its Chairman from 2006 until 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. He was Co-Chairman of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico in the business of investing and managing infrastructure assets in Latin America) from 2006 to 2010 and served as Chairman of Carso Global Telecom, S.A. de C.V. (a telecommunications holding company) from 1996 to 2010. Mr. Chico has spent a number of years in the international and investment banking business. He holds a B.A. in industrial engineering from Universidad Iberoamericana and earned his M.B.A. from the University of Chicago Graduate School of Business. Mr. Chico has been a Director of AT&T since 2008. He is a member of the Audit Committee and the Corporate Development and Finance Committee. Mr. Chico is a Director of Honeywell International Inc. He previously served as a Director of certain American Funds (2011-2013) as well as Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: América Móvil, S.A.B. de C.V. (2001-2009); Carso Global Telecom, S.A. de C.V. (1996-2010); CICSA (Carso Infraestructura y Construccíon) (2008-2011); IDEAL (2006-2013); Telmex (1991-2010); and Telmex Internacional, S.A.B. de C.V. (2008-2010). Mr. Chico’s qualifications to serve on the Board include his leadership experience in the oversight of large, publicly traded companies and his significant understanding of the telecommunications industry. In addition, his background in and knowledge of international business and finance are particularly beneficial to a global company like AT&T.

SCOTT T. FORD, age 50, has been a partner with Westrock Capital Partners, LLC (a privately-held investment firm in Little Rock, Arkansas) and Westrock Coffee Holdings, LLC (a producer and worldwide distributor of coffee in Little Rock, Arkansas) since 2009. He previously served as President and Chief Executive Officer of Alltel Corporation (a provider of wireless voice and data communications services) from 2002 to 2009, and prior to that, he served as its President and Chief Operating Officer from 1998 to 2002. During Mr. Ford’s tenure with Alltel Corporation, he led the company through several major business transformations, culminating with the sale of the company to Verizon Wireless in 2009. Mr. Ford received his B.S. in finance from the University of Arkansas, Fayetteville. He was elected a Director of AT&T in June 2012. He is a member of the Corporate Development and Finance Committee and the Public Policy and Corporate Reputation Committee. Mr. Ford is a Director of First Federal Bancshares of Arkansas, Inc. He previously served as a Director of Alltel Corporation (1996-2009) and Tyson Foods, Inc. (2005-2008). Mr. Ford’s qualifications to serve on our Board include his extensive experience and expertise in the telecommunications industry, his strong strategic focus, his leadership experience in the oversight of a large, publicly traded company, as well as his service as a director of other publicly traded companies, all of which bring valuable contributions to AT&T’s strategic planning and industry competiveness.

AT&T – Page 19

JAMES P. KELLY, age 69, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002, where he continued to serve as a Director until 2008. During Mr. Kelly’s tenure as Chairman of United Parcel Service, the company grew beyond its core package delivery business to become a global supply chain management concern. Mr. Kelly received his B.A. in business from Rutgers University. Mr. Kelly has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He previously served as a Director of Dana Corporation (2002-2008). Mr. Kelly’s qualifications to serve on the Board include his extensive experience in the executive oversight of a complex, multinational organization and his vast experience in strategic planning, logistics, and consumer marketing, all issues that AT&T faces as a large, international company. His qualifications also include his six years of service as a director of a telecommunications company that we acquired.

JON C. MADONNA, age 69, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. (an e-commerce company) from 2001 to 2002 and served as its Chairman from 2002 to 2004. Mr. Madonna received his B.S. in accounting from the University of San Francisco. Mr. Madonna has been a Director of AT&T since 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairperson of the Audit Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc. and Tidewater Inc. He previously served as a Director of Jazz Technologies, Inc. (2007-2008). Mr. Madonna’s qualifications to serve on the Board include his executive leadership skills, his vast experience in public accounting with a major accounting firm, and his experience in international business and affairs, all strong attributes for the Board of AT&T. His qualifications also include his service as a director across diverse, publicly traded companies, including his prior service on the board of a telecommunications company that we acquired.

AT&T – Page 20

MICHAEL B. McCALLISTER, age 60, is Chairman of the Board of Humana Inc. (a leading health care company in Louisville, Kentucky) and has served in this capacity since 2010, having also served as Chief Executive Officer of Humana Inc. from 2000 until his retirement in December 2012. During Mr. McCallister’s tenure, he led the company through significant expansion and growth, nearly quadrupling its annual revenues between 2000 and 2012, and leading the company in becoming a FORTUNE 100 company. Mr. McCallister received his B.S. in accounting from Louisiana Tech University and earned his M.B.A. from Pepperdine University. He was elected a Director of AT&T in February 2013. He is a member of the Audit Committee. Mr. McCallister is a Director of Fifth Third Bancorp; Humana Inc.; and Zoetis Inc. In 2008, Mr. McCallister served as a Director of National City Corporation until its merger with The PNC Financial Services Group, Inc. on December 31, 2008. Mr. McCallister’s qualifications to serve on the Board include his executive leadership experience in the oversight of a large, publicly traded company and his depth of experience in the health care sector.

JOHN B. McCOY, age 69, was Chairman from 1999 and Chief Executive Officer from 1998 of Bank One Corporation (a commercial and consumer bank based in Chicago, Illinois) until his retirement in 1999. He was Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998 and prior to that served as President and Chief Executive Officer from 1984 to 1987 and as President from 1977 to 1984. Mr. McCoy received his B.A. in history from Williams College and earned his M.B.A. in finance from Stanford University’s Graduate School of Business. Mr. McCoy has been a Director of AT&T since 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. He is the Chairperson of the Corporate Governance and Nominating Committee and a member of the Executive Committee and the Human Resources Committee. He is a Director of Onex Corporation. He previously served as a Director of Cardinal Health, Inc. (1987-2009) and ChoicePoint Inc. (2003-2008). Mr. McCoy’s qualifications to serve on the Board include his executive leadership experience in overseeing large organizations and his vast knowledge of consumer banking and financial services, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his experience serving as a director of other publicly traded companies, including his eight years of service on the board of a telecommunications company that we acquired.

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JOYCE M. ROCHÉ, age 65, was President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) from 2000 until her retirement in 2010. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998 and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Prior to that, Ms. Roché held various senior marketing positions, including Vice President of Global Marketing for Avon Products, Inc. from 1993 to 1994. Ms. Roché received her B.A. in math education from Dillard University and earned her M.B.A. in marketing from Columbia University. Ms. Roché has been a Director of AT&T since 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy and Corporate Reputation Committee. She is a Director of Dr Pepper Snapple Group, Inc.; Macy’s, Inc.; and Tupperware Brands Corporation. She previously served as a Director of Anheuser-Busch Companies, Inc. (1998-2008). Ms. Roche’s qualifications to serve on the Board include her executive leadership experience and operations management skills in dealing with complex organizational issues. Her expertise in general management and consumer marketing are key benefits to AT&T. Her qualifications also include her experience serving as a director of a number of other publicly traded companies, including her prior service as a director of a telecommunications company that we acquired.

MATTHEW K. ROSE, age 53, is Chairman and Chief Executive Officer of Burlington Northern Santa Fe, LLC (a subsidiary of Berkshire Hathaway Inc. and formerly known as Burlington Northern Santa Fe Corporation) (one of the largest freight rail systems in North America) and has served in this capacity since 2002, having also served as President until 2010. Before serving as its Chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. Since 2002, Mr. Rose has also been Chairman and Chief Executive Officer of BNSF Railway Company (a subsidiary of Burlington Northern Santa Fe, LLC), having also served as President until 2010. He earned his B.S. in marketing from the University of Missouri. Mr. Rose has been a Director of AT&T since 2010. He is a member of the Corporate Development and Finance Committee and the Human Resources Committee. He is a Director of AMR Corporation; BNSF Railway Company; and Burlington Northern Santa Fe, LLC. He previously served as a Director of Centex Corporation (2006-2009). Mr. Rose’s qualifications to serve on the Board include his extensive experience in the executive oversight of a large, complex and highly-regulated organization, his considerable knowledge of operations management and logistics, and his experience and skill in managing complex regulatory and labor issues comparable to those faced by AT&T. His qualifications also include his experience serving as a director of several other publicly traded companies.

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LAURA D’ANDREA TYSON, age 65, is S. K. and Angela Chan Professor of Global Management at the Haas School of Business, University of California at Berkeley, and has served in this capacity since 2008. Dr. Tyson has also been Professor of Business Administration and Economics at the Haas School of Business, University of California at Berkeley, since 2007. She was Dean of London Business School, London, England, from 2002 until 2006 and Dean of the Haas School of Business at the University of California at Berkeley from 1998 to 2001. She served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. Since 2011, Dr. Tyson has been a member of the Secretary of State Foreign Affairs Policy Board. She served as a member of the Council on Jobs and Competitiveness for the President of the United States from 2011 until February 2013 and as a member of the Economic Recovery Advisory Board to the President of the United States from 2009 until 2011. She also served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Since 2008, Dr. Tyson has served as an adviser and faculty member of the World Economic Forum and co-chair of the World Economic Forum Global Agenda Council on the Gender Gap. Dr. Tyson received her B.A. in economics from Smith College and earned her Ph.D. in economics at the Massachusetts Institute of Technology. She has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. She is a member of the Audit Committee and the Public Policy and Corporate Reputation Committee. Dr. Tyson is a Director of CBRE Group, Inc. and Morgan Stanley. She previously served as a Director of Eastman Kodak Company (1997-2011). Dr. Tyson’s qualifications to serve on the Board include her expertise in economics and public policy, her experience as an advisor in various business and political arenas, and her vast knowledge of international business and affairs, all strong attributes for the Board of AT&T. Her qualifications also include her experience serving as a director of several publicly traded companies, as well as her prior service as a director of a telecommunications company that we acquired.

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Ratification of the Appointment of Ernst & Young LLP

as Independent Auditors (Item No. 2)

This proposal would ratify the Audit Committee’s appointment of Ernst & Young LLP to serve as independent auditors of AT&T for the fiscal year ending December 31, 2013. Ernst & Young LLP has been our independent auditors for more than 25 years. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board recommends you vote FOR this proposal.

Advisory Approval of Executive Compensation (Item No. 3)

This proposal would approve the compensation of executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures (see pages 37 through 76). These sections describe our executive compensation program and recent updates to the program.

The Human Resources Committee is responsible for executive compensation and works to structure a balanced program that addresses the dynamic, global marketplace in which AT&T competes for talent. The Committee believes this program includes pay-for-performance, equity-based incentive programs, and rewards executives for results that are consistent with stockholder interests. The Committee asks that our stockholders approve the program.

AT&T has implemented a number of changes to its compensation and benefits program in recent years to better serve its stockholders. Many of these changes are reflected in the Compensation Discussion and Analysis beginning on page 37.

Guiding Pay Principles

Our guiding pay principles (which are discussed in more detail on pages 42 and 43) are:

Competitive and Market Based: Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market.

Pay for Performance: Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success.

Balanced Short- and Long-Term Focus: Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the sustainability of the business.

Alignment with Stockholders: Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. To further align our programs with stockholders, we pay dividend equivalents only on earned performance shares, and we do not pay tax reimbursements on company benefits. In addition, executive officers are required to hold 25% of their stock-based incentive awards and net option exercises until one year after they leave the Company.

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Alignment with Generally Accepted Approaches: Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

AT&T submits this proposal to stockholders on an annual basis. While this is a non-binding, advisory vote, the Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. AT&T is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

The Board recommends you vote FOR this proposal.

Approve Stock Purchase and Deferral Plan (Item No. 4)

The Stock Purchase and Deferral Plan (the Plan) offers mid-level and above management employees the opportunity to defer income through the purchase of deferred shares of AT&T common stock (AT&T Stock) with payroll deductions. The shares are distributed in the years elected by the participants. Based on the number of shares purchased, participants also receive limited matching employer contributions in the form of additional deferred shares. The Plan is designed to encourage managers to invest in AT&T Stock and, thereby, give these managers an even greater interest in the continued success of the Company.

The Plan is administered by the Human Resources Committee (the Committee) of the Board of Directors and is entirely composed of independent Directors. The Committee has authority to amend the Plan and adopt rules for its operation.

The Plan was approved by stockholders in 2005, replacing a similar program originally adopted in 1991. The Company has made several changes to the Plan, including adding certain “loyalty provisions” to the Plan. In exchange for being permitted to participate in the Plan, officer level employees and senior managers agree that for two years after termination of employment they will refrain from engaging in certain activities that are competitive with or “disloyal” to AT&T, including, among other things, competing with AT&T, soliciting its customers or interfering in its relationships with vendors, or improperly disclosing certain confidential information. Other changes include revisions to comply with changes in tax regulations, modifying the contribution and distribution provisions, and removing a requirement that a participant must have been employed for three years to vest in matching shares (almost all participants have three years of service), among other changes.

Most recently, the Board has increased the number of shares that may be acquired under the Plan through deferrals (including employee contributions, matching contributions and reinvested dividend equivalents) from 21 million to 46 million, subject to stockholder approval of the Plan. The number of shares that may be issued pursuant to options remains unchanged at 34 million. Under New York Stock Exchange Listing Standards, material amendments to the Plan, including increases in the number of authorized shares must be submitted to stockholders for approval.

The terms of the Plan are summarized below. In addition, the full text of the Plan is set forth in the Appendix to this Proxy Statement, and the following summary is qualified in its entirety by reference to the text of the Plan.

Plan Summary

The Plan is offered to mid-level and above management employees, which currently total approximately 6,800 managers, including 11 executive officers.

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Each year, a participant may elect to establish a Share Deferral Account to purchase share units through payroll deductions during an upcoming year. The purchase price of a share unit is equal to the price of a share of AT&T Stock at the time of purchase. Each share unit is converted into a share of AT&T Stock at distribution. Share units earn dividend equivalents at the same rate as common stock and are reinvested in additional share units. AT&T may refuse or terminate, in whole or in part, any election to participate in the Plan.

In the annual enrollment, a participant may elect to contribute from 6% to 30% of the participant’s annual Base Compensation, which includes base salary and annual bonus. The Committee has authority to add or subtract different types of compensation to or from the definition of “Base Compensation.”

Share units are credited to a participant’s account based upon the closing price of AT&T Stock as of the last day of the month in which the contributions are credited. The share units are distributed up to five calendar years after a Share Deferral Account commences, as elected by the participant. A distribution may be further deferred by an employee for additional five-year periods, so long as each election is made while the participant is still an employee. In the event of the death of a participant, all unpaid deferrals of the participant under the Plan are promptly distributed.

In order (1) to generally offset the loss of Company match in the 401(k) plan caused by participation in the Plan or by participation in the Company’s Cash Deferral Plan (described on page 73) and (2) to provide match on compensation that exceeds Federal compensation limits for 401(k) plans, the Company provides “Makeup” matching contributions in the form of additional deferred shares. The “Makeup Match” is an 80% match on contributions from the first 6% of base salary and annual bonus (the same rate as used in the 401(k) plan), reduced by the amount of matching contributions an employee would have been eligible to receive in the 401(k) plan (regardless of whether the employee actually participates or is eligible to participate in the 401(k) plan). Officer level employees do not receive a Makeup Match on the contribution of their short-term awards (discussed below).

Participants (typically officer level employees) who receive an annual cash bonus under the Short Term Incentive Plan or a successor plan and/or another cash award so designated by the Committee (collectively, STIP Award) may make a separate election to contribute up to 95% of their STIP Award to the Plan and purchase share units. The STIP Award is not considered Base Compensation and is not eligible for the Makeup Match.

In accordance with the terms of the Plan, beginning with 2010 contributions of salary and 2011 contributions of annual bonus, the Company contributed a Bonus Match (in addition to the Makeup Match) to participant accounts in the form of additional deferred shares. The Bonus Match equals 20% of the participant’s contributions. However, the Bonus Match is not paid on employee contributions of STIP Awards in excess of the target award.

Previously, instead of the Bonus Match, AT&T issued stock options based on participation in the Plan. The Plan permits the Company to issue two nonqualified stock options for each share unit purchased by a participant. The Committee may only offer the Bonus Match if it reduces the number of options issued for each share unit purchased. As noted above, beginning with 2010 salary and 2011 annual bonus contributions, the Company stopped offering stock options and replaced them with the 20% Bonus Match. At this time the Company does not intend to resume the issuance of options under the Plan but may do so in the future.

Each option permits the holder to purchase one share of AT&T Stock with an exercise price equal to the fair market value of AT&T Stock at the time of the issuance of the option. (Reinvestments of dividend equivalents derived from participant-purchased share units, where the reinvestments are made during the

AT&T – Page 26

first 13 months of a Share Deferral Account, also earn stock options). Stock options issued under the Plan may not be re-priced. When offered, stock options are issued twice a year and are exercisable no earlier than one year (or upon termination of employment, if earlier), and no later than 10 years, after issuance. Unless otherwise provided by the Committee, in the event the employee terminates employment, the options expire on the earlier of the regular expiration date or as follows: retirement–five years, death or disability–three years, other termination-one year. Stock options are not transferable except by will or the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee.

The Committee may permit an employee to purchase share units with amounts other than Base Compensation or STIP Awards from time to time; however, these purchases may not earn matching contributions or stock options.

Previous issuances of options under the Plan to the Named Executive Officers are shown in the Outstanding Equity Awards Table, beginning on page 63, and are marked with an asterisk. No options issued under the Plan have been exercised by the Named Executive Officers to date.

AT&T believes that, under present law, the following are the Federal income tax consequences of the issuance and exercise of stock options issued under the Plan as to the recipient and AT&T. A participant will not be deemed to have received any income subject to tax at the time a nonqualified stock option is granted, nor will AT&T be entitled to a tax deduction at that time. When a nonqualified stock option is exercised, the participant will recognize compensation income equal to the amount by which the fair market value of the shares acquired exceed the exercise price. Subject to the satisfaction of applicable tax withholding requirements, AT&T will be allowed a tax deduction in the year the options are exercised in an amount equal to the compensation income recognized by the participant.

As noted above, the Company has amended the Plan to increase the number of shares of AT&T Stock that may be distributed as a result of deferrals (including employee and matching employer contributions and reinvested dividend equivalents) from 21 million to 46 million shares, subject to stockholder approval of the Plan. Shares withheld for taxes in connection with a distribution are returned to authorized status and may be reissued. All matching contributions are immediately vested. As of December 31, 2012, the number of shares issued under the Plan as a result of deferrals or represented by undistributed share units was 13,211,160, leaving 7,788,840 shares available before the increase in authorized shares.

The Plan also provides for the issuance of up to 34 million additional shares that may be issued pursuant to the exercise of stock options, which was not changed by the Company. As of December 31, 2012, 5,052,400 options had been exercised and 12,248,186 options were outstanding, leaving 16,704,709 shares available for the exercise of options. In the event a stock option is canceled, expires or otherwise terminates, it is returned to authorized status and may be reissued. When offered, no participant may receive more than 400,000 stock options during a calendar year.

As of February 15, 2013, AT&T common stock closed at $35.36.

The Board recommends you vote FOR this proposal.

Stockholder Proposals (Item Nos. 5 thru 8)

Certain stockholders have advised the Company that they intend to introduce at the 2013 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

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Stockholder Proposal (Item No. 5)

Political Contributions Report

Resolved, that the shareholders of AT&T (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:
a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of AT&T, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with sound public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

AT&T disclosed that it allocated $6.5 million for political purposes in 2012 alone, including an additional $13.5 million in contributions or expenditures relating to the 2012 presidential nominating conventions and inaugural activities.

Publicly available data does not provide a complete picture of the Company’s political spending. For example, AT&T’s payments that are used for political activities by trade associations and other political active organizations are undisclosed and unknown. In some cases, even management does not know how these groups use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

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The Board recommends you vote AGAINST this proposal for the following reasons:

Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability, and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. In addition, we have dramatically increased the level of disclosures relating to political contributions. We publicly disclose the maximum amount of political contributions authorized by your Board each year. For 2013, this amount is $6.2 million. AT&T recently published the AT&T Political Engagement Report. This report contains an itemized list of corporate contributions and AT&T employee PAC contributions to candidates and candidate committees; national, state and local party committees and other groups; and PACs and other committees. The report provides details on contributions made on behalf of candidates broken down by candidates with dollar amount of contributions. This report is available on our website (at http://www.att.com/gen/corporate-citizenship?pid=23761) and covers January through June 2012. We will update the report semiannually.

In making political contributions AT&T is committed to complying with campaign finance laws, including the laws requiring public disclosure of political contributions. The amount of AT&T’s political expenditures is an insignificant portion of its total annual expenses. Each year, your Board of Directors authorizes a maximum amount of political contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose.

Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer (lesser amounts may be approved by delegates). Prior to submission to and approval by the Chief Executive Officer, expenditures must be submitted to the Company’s attorneys to confirm that each contribution is lawful. AT&T’s policies and procedures with respect to political contributions are clearly set forth on the Company’s website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

Because the AT&T Political Engagement Report contains detailed information on AT&T’s corporate and employee PAC political contributions, and we disclose the maximum amount of political contributions that may be made in any year as approved by the Board, the Board believes that the report requested by the proposal is unnecessary and would be duplicative of the Political Engagement Report.

Stockholder Proposal (Item No. 6)

Reducing Health Hazards from Manufacturing and Recycling Lead Batteries

Whereas, the neurotoxic and developmental impacts of lead have been well-established for decades, leading to global action to eliminate lead in paint and gasoline;

Whereas lead battery production accounts for over 80 percent of global lead consumption and almost all used lead batteries are recycled, regardless of whether they are used in the United States or elsewhere around the globe;

Whereas the New York Times reported in December 2011 high levels of community and occupational exposures around lead battery recycling plants in Mexico and Mexico receives 20% of the United States’ used batteries;1

[1]	http://www.nytimes.com/2011/12/09/science/earth/recycled-battery-lead-puts-mexicans-indanger.html?pagewanted=all

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Whereas the North American Commission on Environmental Cooperation (CEC) under the North American Free Trade Agreement (NAFTA) framework initiated an independent investigation “Environmental Hazards of the Transboundary Movement and Recycling of Spent Lead-Acid Batteries” in January 2012;2

Whereas AT&T uses large numbers of lead batteries to support its data center operations, communication towers and in other operations;

Whereas, lead battery recycling outside the United States endangers public health in part because of a lack of rigorous government controls in those countries. In contrast, new regulations in the US have prompted companies to reduce emissions from led battery recycling;

Whereas proponents believe that poor management of batteries in our company’s supply chain can pose reputational and legal risks to our company; and

Whereas proponents believe it is in our company’s interest to track the fate of used lead batteries generated from operations and to ensure that batteries are properly recycled in appropriately licensed facilities that meet stringent environmental and occupational safety standards.

Therefore be it resolved:

Shareholders request the Board of Directors report to shareholders, by November 1, 2013, on options for policies and practices AT&T can adopt to reduce the occupational and community health hazards from manufacturing and recycling lead batteries in the company’s supply chain. Such a report would be prepared at reasonable cost and omit confidential information such as proprietary or legally prejudicial data.

Supporting Statement. Proponents believe that a report should address such questions as how the company tracks shipments of used batteries to recycling facilities; how to ensure that used batteries are not being shipped to recycling facilities with pollution and occupational safety controls that are less strict than those that would be applicable in the United States; and what mechanisms are used by the company (such as company auditors, or third-party auditors or certifications) to assess supplier/recycler performance against such environmental and occupational performance standards.

[2]	http://www.cec.org/Page.asp?PageID=751&SiteNodel0=1075

The Board recommends you vote AGAINST this proposal for the following reasons:

At AT&T, we are deeply committed to environmental sustainability and are dedicated to taking meaningful steps to minimize harmful environmental impacts. AT&T’s Environment, Health, and Safety Policy (found at www.att.com/csr under “frequently requested information/policies”) contains a commitment to promoting pollution prevention through recycling. We follow the most stringent environmental compliance laws applicable to our operations. It is our policy to properly recycle, reuse or reclaim lead batteries used in our operations, and we manage this through AT&T-approved suppliers.

AT&T’s supplier principles (found at www.attsuppliers.com) outline the expectation that suppliers apply robust environment, health and safety policies and practices in their operations and implement necessary procedures that reduce the environmental impact of their products and services.

It is our practice to require our battery suppliers to be in compliance with all applicable Federal, state, county and local rules, statutes, laws, ordinances, regulations and codes. Additionally, it is our practice that new domestic service contracts (including lead battery recycling services contracts) contain a clause prohibiting any activity outside the U.S. without our specific approval. AT&T also requires its battery-removal vendors to provide a certificate of recycling or a hazardous waste manifest from the receiving facility.

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This proposal calls for AT&T to report to stockholders on policies and practices AT&T could adopt relating to lead batteries in its supply chain. The Board believes that this proposal is unnecessary because AT&T has already undertaken a comprehensive review of its lead battery practices. We are developing a policy related to our use of lead batteries, and the Company intends to adopt and publish a lead battery policy.

We expect to adopt and publish this policy by year end 2013. Because we already have a robust system in place to manage lead battery use and intend to adopt a lead battery policy, we believe this proposal is unnecessary.

Stockholder Proposal (Item No. 7)

Shareholder Ratification of Executive Severance Packages

RESOLVED: The shareholders of AT&T urge our Board of Directors to seek shareholder approval of any senior executive officer’s future severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, change-in-control clauses in long-term equity or other compensation plans, and agreements renewing, modifying or extending any such agreement or plan.

“Total value” of these payments includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits that are not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards as to which the executive’s vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon and shall revise compensation agreements to comply with a shareholder vote only in a manner that does not breach pre-existing contracts or otherwise violate the company’s legal obligations.

SUPPORTING STATEMENT

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary plus target bonus will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

Unlike many large companies, including peers Verizon and CenturyLink, our Company has no policy requiring shareholder approval of “golden parachutes” and other severance arrangements that exceed three times an executive’s base salary plus bonus.

According to the 2012 Proxy (page 69), if CEO Randall Stephenson is terminated without cause after a change in control, or resigns for “good reason,” he could receive an estimated $34.1 million, more than five times his 2011 base salary plus target bonus.

Similarly, senior executives Rafael de la Vega and John Stankey could have received an estimated $18.02 and $18.04 million, respectively, more than seven times their base salary plus target bonus as of the end of 2011 (2012 proxy, page 69).

These estimated payouts to Stephenson, de la Vega, and Stankey are in addition to qualified pension and non-pension and deferred compensation plans, which pay millions more.

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Although AT&T’s Change in Control Severance Plan limits the lump sum cash payout to 2.99 times base salary plus target bonus, the proxy reveals that change-in-control termination payments include millions more from the accelerated vesting of long-term equity.

Most of these additional payouts result from the accelerated vesting of Performance Shares and Restricted Stock Units (RSUs). This practice effectively waives the performance conditions that justify AT&T’s annual grants of “performance-based” long-term equity awards to senior executives, in our view.

For example, in the event of termination due to death or disability, Stephenson would have received nearly $28.5 million in unvested performance shares and restricted stock, which pays out at 100% of target (page 64).

We believe that AT&T’s policy on shareholder ratification of executive severance should include the full cost of termination payments.

Please VOTE FOR this proposal.

The Board recommends you vote AGAINST this proposal for the following reasons:

The proposal is an extraordinarily broad and unclear proposal that purports to address “severance or termination” payments. A careful reading of the proposal however, shows that the proposal as written actually impacts much more. Because the payments covered by the proposal do not exclude deferred compensation plans, retirement benefits, disability benefits, death benefits, and other benefits payable at retirement or termination for any other reason, all of these (except for benefits applicable to all managers) may be captured by the proposal. Because these amounts could be aggregated in determining whether the payments exceeded the limits of the proposal, it would have the effect of prohibiting payments that are made in connection with a retirement or other termination, whether the amounts were previously earned and deferred or are paid as a result of termination for any reason including, for example, the payment of a death benefit.

Although the proposal purports to permit the Company to seek stockholder approval of each payment made in connection with a termination, this is not practical. The proposal’s unusual focus on “payments” could include all of the programs available to an employee and not be limited to traditional severance payments. The proposal is simply incapable of being applied in a practical or consistent manner as written, and your board believes it is not in the best interests of the Company or its stockholders.

Moreover, in 2007, the Company submitted to stockholders the following severance policy that was adopted by 91% of the votes cast. Included in this Severance Policy are the following provisions:

AT&T will not enter into any future severance agreement or future employment agreement with any executive officer that provides for severance benefits in an amount that exceeds 2.99 times the executive’s annual base salary plus target bonus, unless such future agreement receives prior shareholder approval or is ratified by shareholders at a regularly scheduled annual meeting within the following 15 months. All other future severance agreements and future employment agreements with executive officers will not be subject to shareholder approval or ratification under the Policy.

An “executive officer” is any person who, at the time the agreement is entered into, is identified by the company as an executive officer as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934.

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“Future employment agreement” means an agreement between AT&T and an executive officer, entered into after the effective date of the Policy, pursuant to which such executive renders services to AT&T or one of its affiliates as an employee. “Future severance agreement” means an agreement between AT&T and an executive officer, entered into after the effective date of the Policy, which relates to such executive’s termination of employment with AT&T.

“Severance benefits” means (i) cash payments made by AT&T to the executive officer in connection with and directly related to his or her termination of employment and (ii) the present value of benefits or perquisites provided for periods after the termination of employment. This includes lump-sum payments and the estimated present value of any periodic payments to be made or benefits or perquisites provided following the date of termination that are accrued and paid as a direct result of such termination. “Severance benefits,” however, does not include: (i) payments of salary, bonus or performance award amounts that had accrued at the time of termination or had been previously earned and deferred; (ii) payments of accrued compensation or benefits under qualified and nonqualified deferred compensation plans, savings plans, retirement plans, and health and welfare plans; (iii) amounts paid to offset excise tax liability to the extent the excise taxes are incurred because of a prior deferral of income; (iv) any benefits or perquisites provided under plans or programs applicable to managers generally; (v) amounts paid as part of any agreement intended to “make-whole” any loss or forfeiture of benefits from a prior employer; (vi) amounts paid for post-termination consulting services pursuant to a reasonable consulting agreement; (vii) amounts paid for post-termination covenants, such as a covenant not to compete; or (viii) any payment that the Board of Directors determines in good faith to be a reasonable settlement of any claim made against AT&T. In the event of termination of employment by the company following a change in control (as that term is defined in AT&T’s Change in Control Severance Plan, as amended from time to time), “severance benefits” will not include the cash payments made in lieu of the accelerated vesting of options or outstanding equity-based awards or to compensate for the cancellation of such awards.

In the change in control situation, the Company makes certain provisions with regard to its awards. Restricted stock, restricted stock units, and stock options vest upon an employee’s involuntary termination of employment, reduction in position or compensation or significant transfer following a change in control (the Company does not issue options at this time). Because many of these employees would lose their positions, be assigned diminished responsibilities or transferred in the event of a change in control, the Company wants to provide these already partially earned benefits to employees. These provisions are particularly important in the event of a change in control to insure that employees remain focused on the operations of the business and on creating stockholder value while a potentially protracted regulatory approval process is underway. Moreover, performance shares do not vest in connection with a change in control but are paid only in accordance with the achievement of pre-determined performance goals. In addition, the Company has a Change-in-Control Severance Plan that provides that officer level employees may receive 2.99 times salary and bonus in the event they are terminated within two years after a change in control. Your Board believes these are reasonable terms that would only apply in the most extraordinary of situations and insure that potentially affected employees continue to focus on critical operational matters. In light of the existence of a plan, already approved by stockholders that limits the application of change in control payments and the limited provision for change in control payments consistent with this plan, along with the extraordinarily broad and unclear language of this proposal, the Board believes this proposal is unnecessary.

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Stockholder Proposal (Item No. 8)

Proposal 8 – Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

Shareholder support for 2012 AT&T shareholder proposals was arguably understated because our directors hid the names of the proponents and made it more difficult to vote for shareholder proposals than to vote against them.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 20I0 with “High Governance Risk.” “GMI also expressed “High Concern” for Executive Pay -$29 million for our CEO Randall Stephenson.

Mr. Stephenson was given a $3.3 million annual increase for his pension and a $19 million pension increase over the past three years. Plus Mr. Stephenson was given $555,000 in “all other compensation” which included $169,000 to pay for his life insurance. GMI said that since such payments are not tied to performance, they are difficult to justify in terms of shareholder value.

Regarding annual incentive pay, “the [Human Resources] Committee did not apply a fixed formulaic approach to determining final payouts” so that annual payouts were ultimately subjective. Subjective factors like this could undermine incentive pay. Our highest paid executives continued to receive equity pay that simply vested after time without performance-contingent requirements and could also get performance shares that payout partly even if our company underperformed 80% of its peers.

An independent Chairman policy can strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal to protect shareholder value:

Independent Board Chairman – Proposal 8

The Board recommends you vote AGAINST this proposal for the following reasons:

Your Board of Directors believes that AT&T and its stockholders are best served by having Mr. Stephenson serve as both Chairman and CEO. The Board has taken several steps to ensure that the Board effectively carries out its responsibility for the oversight of management. The Board has appointed a Lead Director (currently, James H. Blanchard, an independent member of the Board) who presides over regular executive sessions of the non-management members of the Board. Members of management do not attend these sessions. The Lead Director is also responsible for approving the agenda for each Board meeting, presiding at Board meetings at which the Chairman is not present, and acting as the principal

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liaison between the Chairman and CEO and the non-management Directors, among other things. For a complete description of the Lead Director’s responsibilities, please see page 6. In recognition of the significant role assigned to the Lead Director, the Board has recently increased the additional annual retainer for the Lead Director from $30,000 to $60,000. The appointment of a strong Lead Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allow the Board to maintain effective oversight of management.

Your Board also notes that Mr. Stephenson is the only Director who is a member of management. In addition, each committee, other than the Executive Committee, is made up solely of independent Directors.

Your Board believes that a single person, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out your Company’s strategic initiatives and confronting its challenges. In short, the Board believes that the Company can more effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

For these reasons, the Board believes that the adoption of a policy requiring that the Chairman of the Board be an independent Director is not in the best interests of AT&T’s stockholders.

              Audit Committee

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairperson), Mr. Chico, Mr. Kelly, Mr. McCallister and Dr. Tyson, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna and Mr. Kelly are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by

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Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairperson. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2012 and 2011 are shown below.

Principal Accountant Fees (dollars in millions)
Item	2012	2011
Audit Fees (1)	$21.8	$23.3
Audit Related Fees (2)	2.6	2.4
Tax Fees (3)	6.4	6.2
All Other Fees (4)	0.1	0.0

1.	Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

2.	These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, control reviews of AT&T service organizations, consultations concerning financial accounting and reporting standards, and reviews of internal controls and processes.

3.	These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

4.	In 2012, fees for assistance with developing a Federal government grant application.

Report of the Audit Committee

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2012; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2012, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 12, 2013	The Audit Committee:

Jon C. Madonna, Chairman
	Jaime Chico Pardo	Michael B. McCallister
	James P. Kelly	Laura D’Andrea Tyson

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              Compensation Discussion and Analysis

Executive Summary

AT&T’s mission is to connect people with their world everywhere they live and work, and do it better than anyone else. We’re fulfilling this vision by creating new solutions for consumers and businesses and by driving innovation in the communications and entertainment industry. Our success in meeting these goals depends on our ability to attract, retain, and motivate world-class talent, beginning with our executive officers.

The Human Resources Committee (Committee) has taken significant care in the development and refinement of an executive compensation program that not only recognizes the skill of our leadership team and the complexity of running an organization the magnitude and scope of AT&T, but also aligns executive pay with performance and stockholder interests.

During 2012, we continued to execute on our strategic goals, strengthened our balance sheet, and expanded our 4G network. AT&T delivered record performance of $127.4 billion in revenues and $19.4 billion in free cash flow (as defined on page 38), which allowed us to meet or exceed all of our short-term incentive targets. We also exceeded the goals for our long-term program, delivering 43.0% in total stockholder return over the three-year period ending December 31, 2012, outperforming the Dow Jones Industrial Average and the Standard & Poor’s 100 and 500 for that period. As you will see in the following material, consistent with our pay for performance philosophy, the pay of the Company’s executives reflects this strong performance and closely aligns the interests of our management with those of stockholders.

Compensation Philosophy and Best Practices

AT&T’s executive compensation philosophy serves as the starting point for the development and evaluation of our pay programs. The foundational elements of this philosophy, as established by the Human Resources Committee, include paying for performance, ensuring that our programs are competitive and market-based, balancing focus on both short- and long-term goals, and aligning executive officer compensation with both stockholder interests and competitive approaches in the marketplace.

Over the past few years, the Committee has reviewed and adjusted our compensation and benefits program to ensure alignment with current market practices. By designing our program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with stockholder interests.

AT&T Compensation and Benefits Best Practices
✓ Pay for Performance – 92% of the Chief Executive Officer’s compensation and, on average, 87% of other Named Executive Officer compensation is tied to Company performance, including stock price.

✓       Stock Ownership Guidelines – All executive officers meet or exceed the guidelines, which count only vested shares. Mr. Stephenson holds shares and deferred shares valued in excess of 22 times his salary; well above his required 6 times multiple.

✓ Hold Until Retirement – Executive officers must now hold 25% of the shares they receive from incentive, equity, and option awards, net of taxes, until one year after they leave the Company.

✓       Mitigate Risk in Compensation Programs – The Committee reviews a risk analysis of our incentive-based compensation programs annually and believes that our programs do not create risks that are reasonably likely to have a material adverse impact on the Company.

✓ Dividend Equivalents Payable at the End of the Performance Period and Only on Earned Performance Shares.

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AT&T Compensation and Benefits Best Practices (continued)
✓ No Tax Reimbursements – We do not provide tax reimbursements to our executive officers except for certain non-deductible costs in the event of relocation.
✓ No SERPs for Post-2008 Officers – The Committee froze AT&T SERP participation at the end of 2008. New officers appointed after January 1, 2009, do not participate in the AT&T SERP.

✓       Clawback in Case of Misconduct – The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

✓       Non-Compete and Company Protection Provisions in Certain Nonqualified Plans – To better protect stockholder interests, certain nonqualified compensation and benefit plans for senior management, including executive officers, include non-compete provisions, prohibitions on the disclosure of proprietary information, and provisions prohibiting the solicitation of customers and employees.

✓ No Repricing or Buyout of Underwater Stock Options.
✓ No Hedging or Short Sales Involving AT&T Stock.

✓       Executive Officers Pay for Incremental Cost of Using Corporate Aircraft for Personal Use – Beginning in 2013, the CEO will pay for the incremental cost of his or her personal use of corporate aircraft, where permitted by law. This same policy applies to other executive officers unless, on a case-by-case basis, the CEO provides otherwise.

✓        No Country Club Fees – Executive officers are required to pay all fees associated with any country club membership, with the exception of initiation fees and transfer fees for corporate-owned memberships. In addition, no new individual memberships are provided by the Company.

Key Fiscal 2012 Business Results

Our executive officers make decisions every day that shape the future of our Company. The impact of these decisions can be seen both in our current results as well as in our long-term performance. Some of the critical decisions our executive officers routinely make include choosing the proper investment strategies, investing in the development of new products and technologies, making wise capital expenditures, exploring new offers and markets, and reducing operating expenses. Our successes in these areas and in meeting our strategic goals for 2012 are highlighted below:

Stockholder Returns

•	17.5% total stockholder return – outperforming the Dow Jones Industrial Average and the Standard & Poor’s 100 and 500
•	Returned $23 billion in cash to stockholders, including dividends paid of $10.2 billion and share buybacks of $12.8 billion
•	Increased the quarterly dividend for the 29th consecutive year

Financial Performance & Strength

•	Record $127.4 billion in consolidated revenues
•	Approximately 80% of revenues from ongoing operations in 2012 came from our growth drivers – wireless, wireline data and managed IT services – growing nearly 6%
•	Record $39.2 billion in cash from operations, #1 in the industry
•

Record $19.4 billion in free cash flow (cash from operations of $39.2 billion minus construction and capital expenditures of $19.7 billion), which is one of the factors we use in determining our short-term incentive awards for executive officers

•	Invested approximately $20 billion in capital expenditures and spectrum purchases to expand and upgrade our network capabilities for customers in the United States and around the globe
•	Refinanced $12 billion in debt to take advantage of historically low interest rates

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Growth Metrics

•	Mobility
¡	Nearly 70% of post-paid phone subscribers on smartphones
¡	Added 3.7 million net wireless subscribers to reach 107 million
¡	Increased smartphone customers 7.7 million to reach a record 47 million
¡	Grew mobile data revenues nearly 18% to a $27 billion annualized revenue stream
¡	Increased connected devices by 1.2 million to 14.3 million
¡	Led the U.S. wireless industry in average revenues per contract user
¡	Led the U.S. wireless industry in widely recognized best-in-class 4G LTE experience
¡	Led the U.S. wireless industry with the largest 4G network

•	Business Solutions
¡	Despite a slow economy and weak government and business spending, showed quarterly sequential wireline business revenue growth by year-end
¡	Increased strategic business services (Ethernet, Virtual Private Networking, hosting, IP conferencing, and application services) revenues 13% to a $6.5 billion annualized revenue stream

•	Home Solutions
¡	Posted the largest annual increase in total AT&T U-verse TV and broadband subscribers in our history to reach a total of 8 million; or a $10 billion annualized revenue stream growing 38% per year
¡	Increased wireline consumer revenues 1.9%, the second consecutive year of growth

Strategic Achievements

•	Increased average nationwide wireless spectrum depth by more than 30% through 48 agreements
•	Expanded our network to offer 4G service to 288 million people, more than doubled 4G LTE coverage extending availability to over 170 million people
•

Announced strategic network expansion, Project Velocity IP (Project VIP), to provide high-speed broadband connectivity to nearly all customers – through wireless, wireline or both – by end-of-year 2015

¡	Expand 4G LTE to 300 million people by end-of-year 2014
¡	Bring fiber to 1 million additional business customer locations by end-of-year 2015
¡	Expand the availability of IP broadband, including U-verse, to approximately 75% of customer locations in our wireline service area by end-of-year 2015
•	Improved overall revenue growth profile with sale of majority ownership interest in AT&T Ad Solutions (Yellow Pages)

Impact of Performance Results on Executive Officer Compensation

Our executive compensation program is founded on the philosophy that executive pay should be strongly aligned with Company, business unit, and individual performance. Our mix of pay, which is heavily weighted towards short- and long-term incentives, is designed to focus executive officer performance over both short- and long-term time horizons and reward them for delivering results and building sustainable value for our stockholders. Conversely, we provide lower incentive payouts when performance targets are not fully met (or no award payouts if certain performance thresholds are not met). When designing compensation programs, the Committee uses a variety of metrics to ensure a strong link between executive compensation and performance. Metrics such as earnings per share, free cash flow, revenue, and return on invested capital connect compensation to Company performance while total stockholder returns align executive pay with performance relative to key Company peers.

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Following is an explanation of the individual pay elements of our executive officer compensation program and the impact of performance on each element. We believe that the greatest pay opportunities should exist for executives who demonstrate high levels of performance over a sustained period of time.

A discussion of each named executive officer’s performance may be found on pages 51 through 53.

Base Salary

When determining whether to grant an increase, the Committee considers the executive’s individual performance and business results for the prior year, as well as his or her base salary compared to the market value for his or her job. The amount of an executive officer’s salary reflects the fact that he/she is expected to, and has consistently contributed to, the Company’s long-term success.

2012 Base Salary Increases

For 2012, Named Executive Officers (excluding the Chief Executive Officer) received, on average, a pay increase of 2.4% based on performance and actual salary compared to market.

Short-Term Incentives

At the beginning of the performance period, the Committee establishes three Company performance metrics, which serve as a threshold trigger to qualify executive officers for the payment of any short-term awards. The qualification criteria are tied to overall Company performance because the Committee believes that each executive officer is ultimately responsible for attainment of the Company’s strategic objectives.

If any of the established performance thresholds are met, the Committee then conducts an assessment of additional qualitative and quantitative factors, as they determine appropriate for each executive officer, in order to determine specific award payouts. These factors may include an assessment of the executive’s ongoing individual performance; his or her contribution to overall Company results; and attainment of business unit goals, including financial, customer service, and growth targets. The Committee also considers intangible factors such as vision, innovation, ability to grow the business, and leadership.

2012 Short-Term Award Payouts

As described beginning on page 50, for 2012, the Committee established performance targets in the form of ranges for Revenue, Earnings per Share, and Free Cash Flow. The Committee chose these performance metrics because they are the key short-term financial metrics for the operation of our business and represent the metrics our stockholders rely on. In addition, these metrics are commonly used in the marketplace as annual performance indicators that drive long-term sustainability. AT&T performed within the target ranges for revenue and earnings per share and exceeded the target range for free cash flow.

Based on Company, business unit, and individual performance, the Committee determined to pay executive officer short-term awards for 2012 above target award levels as described on page 53.

Long-Term Incentives

To appropriately focus our executives’ attention on the long-term impacts of their decisions and to more closely align their interests with our stockholders, the majority of our executive compensation package consists of long-term incentives. These long-term incentives take the form of 50% performance shares and 50% restricted stock units. For more information on our long-term compensation program, please refer to the section beginning on page 53.

The actual payout value of performance shares is based on two criteria: the attainment of predetermined performance criteria (which determines how many of the shares are actually payable)

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and our stock price (executives are focused on the stock price throughout the performance period since the value of performance shares fluctuate with the stock price). Similarly, the actual payout value of restricted stock units is based on our stock price at distribution.

Performance Share Payouts

For the 2010-2012 performance period, executive officer performance was measured against AT&T’s Return on Invested Capital (ROIC – applicable to 75% of the award) and Total Stockholder Return against a peer group of companies (TSR – applicable to 25% of the award).

•	ROIC
¡	The Committee chose ROIC as a long-term performance metric because AT&T competes in a capital-intensive industry. ROIC measures the effectiveness of our executive officers at employing capital.
¡	For the 2010-2012 performance period, ROIC attainment resulted in a 113% payout of the performance shares tied to this performance metric.
¡

The ROIC payout was reduced to 113% to include the T-Mobile acquisition costs incurred in 2011 even though these costs qualify for exclusion per the terms of the grant. This action reduced Mr. Stephenson’s performance share award payout for the 2010-2012 performance period by approximately $434,000. Other executive officer awards were similarly impacted. These transaction costs will also be considered in determining the payouts of executive officer performance share awards for the 2011-2013 performance period.

•	TSR
¡

In order to more closely tie the compensation of our executive officers to the interests of our stockholders, the Committee also applied a relative TSR performance metric to the determination of performance share payouts.

¡	AT&T’s TSR performance was in the 3rd quintile of its peers resulting in 100% payout of the performance shares tied to this performance metric.

Restricted Stock Unit Payouts

Restricted Stock Units were first granted as part of officer long-term compensation in 2010.

•	50% of the units granted in 2010 have been distributed.
•	50% of the units granted in 2010 are not eligible for distribution until 2014.
•	The value of these awards increases as AT&T’s stock price increases, creating direct value for stockholders.

Conclusion

Based on the information presented above, we believe that our executive officer compensation program is competitive and supports our stockholders’ interests in the largest telecommunications company in the nation.

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Compensation Discussion and Analysis Index

The Human Resources Committee and its Role

The Committee is responsible for overseeing our management compensation practices and determining the compensation of our executive officers, including the Named Executive Officers. Annually, the Committee approves the base salaries, short-term incentive targets, and long-term incentive grant levels as well as short- and long-term award payouts for executive officers. The Committee recommends new benefit plans to the Board and acts as the administrator of certain of the Company’s compensation and benefit plans. You may find the Committee’s charter on our web site at www.att.com. No AT&T employee serves on this Committee, which is composed entirely of independent Directors. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Blanchard, Mr. McCoy, and Mr. Rose.

Guiding Pay Principles

The Committee continually evaluates AT&T’s compensation and benefits program in light of market and governance trends. AT&T generally supports the Conference Board’s principles on executive compensation, strongly aligning in many key areas such as paying for performance, setting compensation targets consistent with the market, aligning executive and stockholder interests, and focusing on long-term incentive compensation to reduce risk. The Committee believes the Conference Board principles, which discourage a single “check the box” approach and emphasizes the adoption of compensation programs that fit the specific circumstances of each company, are sound guidance. As part of this process, the Committee uses the services of an independent compensation consultant, who performs no services for management.

Recognizing market trends, the need to attract and retain talent, and with a focus on delivering value for our stockholders, the Committee has designed AT&T’s executive compensation program around the following guiding pay principles:

Competitive and Market Based

Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market. Comparator company data provides information on market trends and may lead to changes in our approach and practices.

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Pay-for-Performance

Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success. For example, in 2012, 92% of the CEO’s target compensation (and, on average, 87% for other Named Executive Officers) was tied to short- and long-term performance incentives, including stock price performance.

Balanced Short- and Long-Term Focus

Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the sustainability of the business.

Alignment with Stockholders

Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, performance shares, which make up nearly 33% of target compensation for the CEO and the Named Executive Officers, are tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has executive stock ownership guidelines and retention requirements, as described on page 58. Each of the Named Executive Officers meets or exceeds the minimum stock ownership guidelines.

Alignment with Generally Accepted Approaches

Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

At the 2012 Annual Meeting, stockholders voted on the Company’s compensation policies and programs with over 93% of the votes being cast in favor. The Committee reviewed these results and intends to continue following these guiding pay principles.

Compensation Design

Executive Compensation Program

We recognize that our long-term success depends on the talent and efforts of our employees and the leadership and performance of our executives. Because the relationship with any employee begins with the compensation and benefits program, it is in the stockholders’ long-term interest that the program be structured in a way that makes attraction, retention, and motivation of the highest quality talent a reality. With that goal in mind, AT&T’s executive compensation and benefits program includes a number of different elements, from fixed compensation (base salaries) to performance-based variable compensation (short- and long-term incentives), as well as key personal benefits which minimize distractions and allow our executives to focus on the success of the Company. Each of the elements shown below is designed for a specific purpose, with an overarching goal to encourage a high level of sustainable individual and Company performance well into the future.

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Compensation Element	Objective	Key Features
Base Salary	Provides fixed compensation to assume the day-to-day responsibilities of the position

—   Salary level recognizes an executive officer’s experience, skill, and performance, with the goal of being market-competitive.

—   Adjustments may be made based on individual performance, pay relative to other AT&T officers, and the employee’s pay relative to the market.

—   Represents 8% for the CEO and, on average, 13% for other executive officers of total target compensation, in line with our objective to have the majority of pay at risk and tied to Company performance.

—   This element is payable in cash. The executive officers have the option to defer a portion into Company stock.

Annual Short-Term Incentive	To motivate and reward the achievement of short-term Company performance

—   Aligns executive officers’ interests with our short-term corporate strategy, and aligns pay with the achievement of short-term Company and/or business unit objectives. These objectives support the accomplishment of long-term Company goals.

—   To qualify for a payout, executive officers must achieve at least one of the predetermined performance thresholds. Actual payouts are based on these performance results along with other Company, business unit, and individual results.

—   This element is payable in cash. The executive officers have the option to defer a portion into Company stock.

Long-Term Incentives	To motivate and reward the achievement of long-term Company performance and retain key leaders

—   Long-term awards for executive officers and other officers consist of restricted stock units and performance shares, each representing approximately 50% of the grant value of long-term compensation. The goal of our long-term program is to align executive and stockholder interests.

—   Performance Shares

¡   We structure officer performance shares to be paid in cash at the end of a 3-year performance period to the extent applicable performance goals are met.

¡   Awards pay out at target if performance goals are met, below target or not at all if the goals are not met, and above target if the goals are exceeded. Each performance share is equal in value to a share of stock, which causes the award to fluctuate in value directly with changes in our stock price over the performance period, aligning managers’ interests directly with stockholders’ interests. The cash payment value of the performance shares is determined using the stock price on the date any earned award is approved.

¡   For officers, dividend equivalents are paid at the end of the performance period, based on the number of performance shares earned.

—   Restricted Stock Units (RSUs)

¡   We structure RSUs to be paid in stock at the end of a retention period. RSUs vest 100% after 4 years or upon retirement eligibility, whichever occurs earlier. In the case of retirement, RSUs are not paid until the scheduled vesting dates.

¡   Through stock price and dividends, RSUs directly tie our officers’ interests to the long-term interests of our stockholders and make our officer long-term compensation package more retentive in nature.

¡   Although RSUs have value at grant, in order for them to retain value or increase in value, officers must execute at a high level to drive stockholder returns.

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Pay for Performance

AT&T’s compensation program is designed with the following pay-for-performance features:

Base Salary

Although base salaries are fixed and are intended to provide executives regular income to compensate them for performing the day-to-day responsibilities of the job, increases to base salary are based both on the market value of the executive’s job and individual performance.

Annual Short-Term Incentive

Performance ranges are established for Revenue, Earnings Per Share, and Free Cash Flow. Actual award payouts consider performance against these and other Company and business unit metrics as well as individual performance.

Long-Term Incentives

•

Performance Shares: Fifty percent of executive officer long-term incentive awards are made in the form of performance shares. Seventy-five percent of the performance shares are tied to our Return on Invested Capital (ROIC) achievement over a three-year performance period. The remaining 25% is tied to AT&T’s Total Stockholder Return performance compared to the Standard & Poor’s 100 Index, which replaced the Telecommunications Peer Group in 2012. The number of shares granted is adjusted for performance against these two metrics and are paid based on the stock price on the date that the award payout is approved. Because performance share grants are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of the three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts.

•	Restricted Stock Units: The other 50% of executive officer long-term awards is made in the form of restricted stock units.

Since performance shares and restricted stock units are tied to AT&T’s stock price over a three- and four-year time horizon, respectively, they directly tie executives’ interests with those of our stockholders. The value of any distribution is dependent upon the stock price at payout.

Total Target Compensation

Total target compensation is the value of the compensation package that the Committee intends to deliver based on performance against predefined goals. Actual compensation will depend on the applicable performance achievement and, for long-term incentive awards, the price of AT&T stock.

The following charts show the weighting of each element of total target compensation for the CEO and collectively for the other Named Executive Officers. AT&T’s short- and long-term incentive targets comprise the majority of total target compensation.

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2012 Target Compensation Mix

Total target compensation is detailed for each Named Executive Officer in the following table. This table outlines the compensation elements, their values, relative weightings, and the percentage of the officer’s total target compensation package that is performance-related (performance-related compensation includes both short- and long-term incentives).

2012 NEO Target Compensation (Excludes Change in Pension and All Other Compensation)

Name	Cash-Based Compensation				Stock-Based Long- Term Award (1)		Total Target Comp. $	% Performance Related (2)
	Base Salary		Short-Term Incentive		- Restricted Stock Units Vesting 2016 - Performance Shares 2012–14 Period
	$	% of Total	$	% of Total	$	% of Total
CEO
Stephenson	1,550,000	8%	5,050,000	26%	12,750,000	66%	19,350,000	92%
Other NEOs
Stephens	680,000	13%	1,375,000	25%	3,320,000	62%	5,375,000	87%
de la Vega	875,000	13%	1,645,000	23%	4,475,000	64%	6,995,000	87%
Stankey	875,000	13%	1,645,000	23%	4,475,000	64%	6,995,000	87%
Watts	765,000	14%	1,315,000	24%	3,450,000	62%	5,530,000	86%
Avg Other NEOs	798,750	13%	1,495,000	24%	3,930,000	63%	6,223,750	87%

1.	Long-term grants of performance shares are paid out, subject to meeting performance objectives, in cash based on the stock price on the date the award payout is approved. Restricted Stock Units are distributed in shares. Each represents 50% of the target award.
2.	Total of Short-Term Incentive and Stock-Based Long-Term Award divided by Total Target Compensation.

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Incentive Compensation – A Balanced Approach to Manage Risk to Stockholders

As previously stated, the Committee believes it is important that compensation aligns the interests of management with both the short- and long-term interests of the Company’s stockholders while incenting our key managers to remain with the Company. In order to attain these objectives, we balance incentive compensation between the accomplishment of short- and long-term corporate objectives. In addition, one of the Committee’s key objectives is mitigating potential risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. Further, we structure the short-term incentive compensation so that the accomplishment of short-term corporate and business unit goals supports the achievement of long-term corporate goals. Both of these elements work together for the benefit of the Company and its stockholders.

Finally, each year, the Committee reviews an analysis, prepared by management, of the Company’s compensation policies and practices to determine if they may have a material adverse effect on the Company. This analysis includes steps AT&T takes to mitigate risk in our compensation plans, including the use of multiple metrics in determining award payouts; the use of payout tables, caps and/or budget maximums; cross-functional department review and/or approval of all payouts (as well as Committee approval of all officer payouts). In addition, all award recipients are subject to our internal code of business conduct. Based on this analysis, for 2012, the Committee determined that the Company’s compensation policies and practices were not reasonably likely to have a material adverse effect.

The following chart details how performance-related compensation is allocated between short- and long-term compensation targets for the CEO and collectively for the other Named Executive Officers:

2012 Performance-Related Target Compensation Mix

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Personal Benefits

As a Fortune 25 company, personal benefits are an important tool in our overall compensation package. Even though many of the underlying individual benefits are not financially significant, AT&T provides these elements to its executive officers for three main reasons:

To effectively compete for talent.

The majority of companies against which AT&T competes for talent provide personal benefits to their executive officers. Because the foundation of the employee-employer relationship is the compensation and benefits program, AT&T must have a program that is robust and competitive enough to attract and retain key talent.

To support executive officers in meeting the needs of the business.

Managing a Fortune 25 company that provides industry leading services to its customers 24 hours a day requires the around-the-clock commitment and availability of our executive officers. We provide benefits that allow the Company to have greater access to our executive officers. These benefits should not be measured solely in terms of any incremental financial cost, but rather the value they bring to the Company through maximized productivity and availability.

To provide for the safety, security and personal health of executives.

Employees are the Company’s greatest asset. Our executive officers are charged to care for the long-term health of the Company. In order to do so, we provide certain personal benefits to provide for their safety and personal health.

Our executive benefits are outlined on page 57. We continue to evaluate personal benefits based on needs of the business and market practices and trends.

Independent Compensation Consultant

The Human Resources Committee is authorized by its charter to employ independent compensation consultants and other advisors. The Committee has selected Michael Lackey, Managing Director of Total Rewards Strategies, to serve as the Committee’s independent consultant, and, from time to time, he is engaged by the Corporate Governance and Nominating Committee to provide advice on director compensation. Total Rewards Strategies and Michael Lackey provide no other services to AT&T. Mr. Lackey has served as the Human Resources Committee’s consultant since 2002.

The consultant reports directly to the Human Resources Committee, who reviews the fees paid to Total Rewards Strategies and sets the consulting budget. The consultant’s relationship with management is one of receiving the necessary information to conduct analyses and providing information and recommendations to be distributed to the Committee.

Following is a description of the consultant’s duties:

•	Attends all Human Resources Committee meetings;
•	Provides information, research, and analysis pertaining to executive compensation and benefits;
•	Regularly updates the Committee on market trends, changing practices, and legislation pertaining to compensation and benefits;
•	Reviews the Company’s executive compensation strategy and program to ensure appropriateness and market-competitiveness;
•	Makes recommendations on the design of the compensation program and the balance of pay-for-performance elements;
•	Reviews market data and makes recommendations for establishing the market rates for jobs held by senior leaders;

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•	Analyzes compensation from other companies’ proxy and financial statements for the Committee’s review when making compensation decisions;
•	Assists the Committee in making pay determinations for the Chief Executive Officer; and
•	Advises the Committee on the appropriate comparator groups for compensation and benefits as well as the appropriate peer group against which to measure long-term performance.

Determining Competitive Pay Levels

AT&T has a market-based compensation program, and we believe that a job’s value is determined by what we have to pay to remain competitive based on publicly-available compensation data for like positions at companies with which we compete for talent.

Since we have a market-based compensation program, the starting point for determining compensation levels begins with an evaluation of market data. Market data for key officers is derived from proxy compensation data and third-party compensation survey databases. The consultant compiles both proxy and compensation survey data for the comparator companies (approved by the Committee, and discussed below). The use of multiple sources of information and comparator groups ensures the availability of sufficient data to accurately reflect the competitive market and provides for the annual development of reliable market values by the consultant.

Following are the 2012 comparator groups used by the consultant in making market value recommendations for officer positions. These companies are selected based on similarity to AT&T in terms of size and/or industry, ability of the company to compete with AT&T for talent, and similarity to jobs at AT&T in terms of complexity and scope of officer positions.

2012 Comparator Groups Used by Compensation Consultant

Type of Group	Companies in Group

A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Apple, Boeing, Cisco Systems, Comcast, Dell, General Electric, Google, Hewlett-Packard, Honeywell, Intel, IBM, Johnson Controls, Lockheed Martin, Microsoft, News Corp, Oracle, Time Warner Inc., United Technologies, Verizon Communications, Walt Disney

Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/management and privately owned companies	AmerisourceBergen, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, CVS Caremark, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Kroger, Marathon Oil, McKesson, Medco Health Solutions, Pfizer, Procter & Gamble, Target, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, Walgreen

Telecommunications and cable companies	Comcast, Motorola Solutions, Century Link, Sprint Nextel, Time Warner Inc., Verizon Communications

Executive officers’ base salaries are targeted to the market 50th percentile, total target cash compensation (the sum of base pay and short-term incentive target) and long-term grants are targeted to the market 62nd percentile, with the support of the Committee’s consultant. These pay targets emphasize our pay-for-performance strategy and are consistent with our market leadership position as the nation’s largest telecommunications company based on our revenue and position as the 11th largest company in America according to the Fortune 500 ratings.

In making the market value recommendations to present to the Committee, the consultant reviews both the proxy and the survey compensation data at the percentiles of the market assigned by the Committee. The

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consultant applies his judgment and experience to this data in order to determine preliminary market value recommendations for each executive officer position. Prior to presenting the market values to the Committee, the consultant obtains input from members of management and the CEO (for officers other than the CEO) to obtain their views on the relative value of each position at AT&T and differences in responsibilities between AT&T jobs and those in the comparator groups. Based on this detailed analysis, AT&T-specific market values (AT&T Market Values) are presented to the Committee for each executive officer position. The AT&T Market Values are used as a reference point for the Committee’s determination of actual compensation levels. They include components for base salary and short- and long-term incentive target awards.

Determining Target Compensation Levels

Annually, the Committee meets to set base salary and target short- and long-term incentive compensation levels for officers, including the Named Executive Officers, with the advice of the consultant. In setting compensation levels, the Committee reviews the AT&T Market Values provided by the consultant along with the CEO’s compensation recommendations for the other executive officers. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as the officer’s current compensation relative to the AT&T Market Value of his or her job. The Committee believes that input from both the CEO and the consultant provides necessary information and points of view to assist them in determining the appropriate target levels of pay. Once the Committee has received this input, they apply their judgment and experience to set compensation for the coming year. The Committee may determine that executives with significant experience and responsibilities, who demonstrate exemplary performance, have higher target compensation, while less experienced executives may have lower target compensation. To determine the compensation for the CEO, the Committee again uses its judgment of his skills, experience, responsibilities, achievements, and current compensation, along with the consultant’s AT&T Market Value recommendation. The Committee utilizes total compensation analysis sheets to confirm the appropriateness of the compensation program.

2012 Compensation

Base Salaries

In 2012, the Named Executive Officers (other than the CEO) received a salary increase of 2.4%, on average, based on individual performance and actual pay relative to market.

Short-Term Incentives

2012 Targets

Each year, the Committee establishes a target award for each executive officer based on the AT&T Market Values provided by the consultant and on recommendations from the CEO (other than for his own compensation). The short-term program emphasizes overall results of the Company by establishing one set of performance targets for our executive officers. The Committee believes it is important to focus the executive officers on the key objectives of the Company (other officers are measured, in part, on the success of their individual business units). Under this program, potential payouts range from 0% to 200% of the target award. The key performance objectives adopted by the Committee include three performance metrics and related target ranges that the executives are expected to achieve, which are shown in the table on the following page. The Company must achieve results in at least one of the ranges for the executive officers to receive any portion of the target awards.

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2012 Metric	Target ($)	Target Range ($)	Achievement ($)
Consolidated Revenues	127.0 billion	108.0 – 146.1 billion	127.4 billion
Earnings Per Share	2.21 per share	1.77 – 2.65 per share	2.32 per share (2)
Free Cash Flow (1)	15.8 billion	12.6 – 18.9 billion	19.4 billion

1.	Cash from operations minus construction and capital expenditures.
2.	In accordance with grant terms, EPS results were increased by $1.07 per share over reported EPS to remove the non-cash effects of gains and losses related to assets and liabilities of pension and medical plans.

In determining the final payouts for short-term awards, the Committee gives weight to the achievement of the performance ranges, the overall performance of the Company, business unit performance, and the individual performance of each executive officer. In evaluating executive officers that report to the CEO, the Committee will also give weight to the CEO’s recommendations. In order to limit the potential for unintended consequences, both favorable and unfavorable, the Committee does not apply a fixed formulaic approach to determining final payouts.

2012 Payouts

The Committee determined that in 2012 the Company achieved or exceeded the target ranges for each of the 2012 performance metrics, permitting payout of the short-term awards. The Committee then reviewed the Company’s overall performance as well as the individual achievements of each of the Named Executive Officers, as described below:

•	Randall L. Stephenson

Under Mr. Stephenson’s leadership, AT&T led the industry in key growth metrics, further improved operating performance, strengthened its overall financial position, and delivered superior stockholder returns above the major market indexes. Wireless subscribers increased to 107 million, and mobile data revenues grew 18% to end the year as a $27 billion revenue stream. AT&T led all U.S. wireless providers in iPhone activations and average monthly revenue per postpaid subscriber. The Company expanded its network to offer 4G service to 288 million people, more than doubled its 4G LTE coverage extending its availability to over 170 million people, delivered best-in-class data performance, and improved overall wireless network quality with a 32% reduction in dropped calls. Despite a slow economy, revenues for strategic business services increased 13%, led by double-digit gains in Virtual Private Network and Ethernet connections. AT&T U-verse posted its best-ever growth in connections, with total subscribers up 45% and revenues up 39%, driving an annualized revenue stream of more than $10 billion by year-end. These strong growth metrics were supported by continued operational excellence, which drove improved operating income margins and a 59% increase in the Company’s overall net promoter score.

AT&T generated more than $39 billion in cash from operating activities in 2012, up 13% from the prior year and a Company record. We used this strong cash flow to invest more than $20 billion in capital and acquisitions to improve operations and expand our growth platforms. For several years, AT&T has invested more capital in the United States than any other publicly traded company. AT&T returned $23 billion to stockholders in 2012 – the highest total in Company history – as it repurchased 6% of its total shares outstanding and paid more than $10 billion in dividends. In the fourth quarter, we announced a quarterly dividend increase for the 29th consecutive year.

During 2012, Mr. Stephenson and his executive team positioned AT&T for continued expansion in key growth businesses, to move away from legacy lines of business while expanding its leadership position in high-speed broadband connectivity, both mobile and fixed line. AT&T executed 48 agreements to secure critical spectrum for mobile internet growth, increasing our average spectrum depth by over 30%. AT&T also launched Project VIP a comprehensive, organic growth plan that will expand its growth

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platforms to millions more customers, improve the Company’s competitive position in broadband and video services, and reduce ongoing operating expenses.

•	John J. Stephens

Under Mr. Stephens’ leadership, in 2012 AT&T generated record cash from operating activities, returned $23 billion to stockholders through dividends and stock repurchases, and further strengthened the Company’s overall financial profile by refinancing debt. In 2012, AT&T grew revenues to a Company-record $127.4 billion, despite a lingering lackluster economy. Mr. Stephens worked closely with operations leaders to implement cash management strategies that produced $39 billion in cash from operations, a Company record, and free cash flow of $19 billion, more than $3 billion above our expectations. At the same time, under Mr. Stephens’ direction, AT&T strengthened its balance sheet by refinancing $12 billion in debt at significantly reduced interest rates, taking advantage of historically low interest rates to reduce future interest expenses by over $300 million annually. The Company increased the quarterly dividend for the 29th consecutive year and, as a result of the repurchase of 6% of its outstanding shares, reduced annualized dividend payments by approximately $670 million. With progress in all of these areas, AT&T delivered superior stockholder returns. The Company’s 2012 total stockholder return of 17.5% exceeded major market indices including the Dow Jones Industrial Average, the Standard & Poor’s 100 and 500. AT&T’s three-year total stockholder returns of 43.0% also outperformed these key indices.

•	John T. Stankey

Under Mr. Stankey’s direction, AT&T divested its advertising and publishing business, dramatically improved its wireless spectrum position to support continued mobile broadband growth, and successfully launched Project VIP, the Company’s most comprehensive, organic growth initiative in several decades. During the course of the year, Mr. Stankey’s organization negotiated 48 spectrum agreements, increasing the Company’s nationwide average spectrum depth by over 30% and reducing our spectrum cost structure to industry leading levels. This effort involved identifying Wireless Communications Service spectrum to support wireless broadband growth even though it had not previously been considered useful for that purpose, negotiating for its acquisition, and working through a range of technical and regulatory steps to make it usable in mobile communication for the first time. This new spectrum will provide a critical foundation for Project VIP. This broad-ranging set of initiatives includes plans for AT&T to deploy its 4G LTE wireless network to cover more than 300 million people in the United States by then end of 2014, a 50 million increase over previous plans. In addition, we plan to expand our AT&T U-verse platform, deploying IP broadband connectivity to approximately 57 million customer locations by the end of 2015, and we plan to proactively turn up fiber optic network connectivity to an additional one million business locations over the next three years. The Company plans to accompany these network upgrades and expansions with a transition from legacy network technologies to an IP only plus wireless meshed architecture, which promises over the next several years to deliver greater flexibility in terms of introducing new services while driving significant operating efficiencies.

•	Rafael de la Vega

With responsibility for AT&T Mobility, Mr. de la Vega successfully drove AT&T to industry leading positions in smartphone penetration, average revenues per contract user and wireless data growth. The number of postpaid smartphones on our network increased nearly 20%, and the number of tablets and other branded computer devices served grew more than 40%. This growth coupled with strong adoption of shared data plans drove impressive growth in wireless data revenues – up nearly 18%, or nearly $4 billion, to $25.9 billion. The Company posted its 16th consecutive quarter of year-over-year growth in average revenue per postpaid subscriber, and total wireless revenues increased 5.6% to $66.8 billion. In addition, Mr. de la Vega led the successful deployment of a number of new services that layer onto AT&T’s broad wireless capabilities. These include launch of the Company’s mobile-wallet joint venture, ISIS; development of Digital Life, AT&T’s new wireless home security/home

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management service; expansion of the Company’s wirelessly connected automobile solutions; and introduction of a new Mobile Premise solution. Combined, these new initiatives represent the potential for multi-billion dollars in new revenue over the next few years.

•	Wayne Watts

With responsibility for all legal matters affecting AT&T, Mr. Watts effectively guided the Company’s litigation, regulatory filings, and compliance matters before various judicial and regulatory agencies in addition to providing support for the Company’s day-to-day operations including thousands of commercial agreements, labor agreements, and day-to-day legal advice. In 2012, Mr. Watts and his team successfully managed thousands of litigation matters involving AT&T, including 179 appeals to various Federal and State Courts of Appeal and eight appeals to the United States Supreme Court. Under Mr. Watts’ direction, the Company effectively advanced its positions before Federal and state regulators designed to generate a fair regulatory and working environment for our Internet, wireless and wireline operations. Mr. Watts and his team directly supported the Company’s execution of 63 transactions in support of its strategic initiatives and objectives. These efforts include the divestiture of AT&T’s Ad Solutions business unit for approximately $940 million and a 47% equity interest in the new entity, YP Holdings, LLC, and 48 wireless spectrum deals that help address the Company’s near- and mid-term spectrum needs.

Based on the Company achievements and the above accomplishments, the Committee determined to pay Named Executive Officers 120% - 122% of their respective target awards. Payouts of 2012 awards are as follows:

2012 Short-Term Payouts

Name	Target Award ($)	Actual Award ($)
Randall Stephenson	5,050,000	6,060,000
John Stephens	1,375,000	1,650,000
Rafael de la Vega	1,645,000	1,974,000
John Stankey	1,645,000	2,000,000
Wayne Watts	1,315,000	1,578,000

Long-Term Incentives

As noted in the Conference Board report, to put “[t]oo much focus on the short-term in the wrong business model can lead to reward for current performance, but fail to promote the Company’s business strategy over the long-term.” Because AT&T values long-term performance, and to ensure that our compensation program does not incent executives to take excessive risks in pursuit of short-term results, long-term incentives are a significant part of an officer’s compensation package. Long-term awards directly link the interests of officers to those of stockholders, since the awards are tied to the performance of AT&T stock. More than one form of long-term compensation is used in order to balance the risk of the long-term program.

2012 Grants

In 2012, the Committee granted the Named Executive Officers long-term incentives in the form of 50% performance shares and 50% restricted stock units. Target grant values were set using the AT&T Market Values as a guideline. Specifics of the long-term grants are described on the following page.

•	Performance Shares

Each performance share is equal in value to one share of our common stock and is paid out at the end of the performance period (three years) based on the extent to which the performance goals are met.

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Awards made in 2012 earn dividend equivalents equal to the dividends on our common stock, paid only after the end of the performance period and only on the number of performance shares actually earned based on the Company’s performance.

The value of performance shares fluctuates directly with changes in the price of our common stock, which aligns managers’ interests directly with stockholders’ interests. Performance shares are paid out only to the extent that specific financial, operational, and/or stockholder return objectives are achieved, and no payout is made if minimum objectives are not met. Payouts are made in cash, which minimizes dilution. Performance shares are valued at the closing price of a share of AT&T common stock on the date the award payout is approved.

Unless the Committee provides otherwise, performance shares will be forfeited by non-retirement eligible executive officers in the event of their voluntary termination of employment (except for death and disability) and retiring officers will be eligible to receive a prorated performance share award.

The performance shares granted in 2012 are for the 2012-2014 performance period. The Committee determined that the performance measure for 75% of the Performance Shares would be Return On Invested Capital (ROIC) and the measure for the remaining 25% would be based on a comparison of AT&T’s Total Stockholder Return (TSR) compared to the Standard and Poor’s 100 Index (S&P 100).

2012 Performance Share Grants

(2012 to 2014 Performance Period)

Name	Target Grant Values ($) (amounts are rounded)	Performance Measure
		Return on Invested Capital	Total Stockholder Return vs. S&P 100
Randall Stephenson	6,375,000	75% of Grant	25% of Grant
John Stephens	1,660,000
Rafael de la Vega	2,237,500
John Stankey	2,237,500
Wayne Watts	1,725,000

We calculate ROIC by averaging over the three-year performance period: (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. For mergers and acquisitions over $2 billion, we exclude the dilutive impacts of intangible amortization, asset write-offs, accelerated depreciation, and transaction and restructuring costs so that the impact of certain significant transactions, including those which may not have been contemplated in the determination of a performance measure, will not have an impact on the performance results. We also exclude the following if the collective net impact, after taxes and available collectible insurance, exceeds certain limits in a calendar year: changes in tax laws and/or accounting principles, certain unusual events, expenses caused by natural disasters or intentionally caused damage to the Company’s property, and non-cash accounting write-downs of goodwill or other intangible assets. Additionally, we disregard gains and losses related to the assets and liabilities from pension and other post-retirement benefit plans (and associated tax effects). We chose ROIC as the appropriate measure because it is widely used by comparator companies and encourages our managers to focus not only on net income, but also to ensure that the Company’s capital is invested effectively and stockholder value is created.

At the end of the performance period, the number of performance shares to be paid out, if any, is determined by comparing the actual performance of the Company against the predetermined performance objectives, which are set forth as a range of results. The ROIC target range for the 2012-

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2014 performance period was set above our cost of capital; a target that we believe may be challenging, but attainable. For performance above or below the performance target range, the number of performance shares are increased or reduced, respectively. Potential payouts range from 0% to 150% of the target number of performance shares granted.

The TSR measure compares the total stockholder return (stock appreciation plus reinvestment of dividends) of AT&T to that of companies in the S&P 100.

The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the S&P 100. In order to align our executive officer pay with stockholder interests, if AT&T’s total stockholder return is negative, the payout percentage is capped at 90% (applies to performance at the 40th percentile or higher).

AT&T Total Stockholder Return Compared to the S&P 100

(2012 – 2014 Performance Period)

Ranking	Payout Percentage
AT&T is the top company	200%
AT&T in 80 - 99th percentile	150%
AT&T in 60 - 79.99th percentile	125%
AT&T in 40 - 59.99th percentile	100%
AT&T in 20 - 39.99th percentile	50%
AT&T is below the 20th percentile	0%

•	Restricted Stock Units

Restricted stock units granted in 2012 vest 100% after four years, or upon retirement eligibility, whichever occurs earlier, but do not pay out until the scheduled distribution date. These units receive quarterly dividend equivalents, paid in cash at the time regular dividends are paid on AT&T’s stock. Restricted stock units pay 100% in stock to further tie executive and stockholder interests.

The following table shows restricted stock unit grants made to the Named Executive Officers in 2012:

2012 Restricted Stock Unit Grants

Name	Grant Date Values ($) (amounts are rounded)
Randall Stephenson	6,375,000
John Stephens	1,660,000
Rafael de la Vega	2,237,500
John Stankey	2,237,500
Wayne Watts	1,725,000

Results for the 2010-2012 Performance Period (Performance Shares)

The performance measure applicable to 75% of performance share awards is ROIC. The performance measure for the other 25% of the award is AT&T’s TSR, measured against the AT&T Telecommunications Peer Group, comprised of the following companies: América Móvil S.A.B. de C.V., BCE Inc., BT Group plc, Comcast Corporation, Deutsche Telekom AG, DirecTV Group Inc., Telefónica S.A., Time Warner Cable, Inc., Verizon Communications Inc., Vodafone Group plc, and the Dow Jones Industrial Average.

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For the 2010-2012 performance period the Committee set the ROIC target range with our cost of capital appearing at the bottom of the target range, which represented an aggressive, yet achievable, target. After conclusion of the performance period, the Committee determined, using the payout table established at the beginning of the performance period that the Company’s results were above the ROIC target range and directed that 113% of the related performance shares be distributed. In accordance with the plan, the Committee excluded the impact of a change relating to pension accounting and the effects of a change in tax laws resulting from the healthcare reform legislation in determining the achievement of the target range. Although costs incurred in large merger transactions (such as T-Mobile) are to be excluded in calculating final performance attainment, the Committee determined to include the T-Mobile transaction costs in determining payouts for all outstanding executive officer performance share awards, resulting in reduced final award payouts.

In accordance with the predetermined payout table, for performance shares tied to the TSR target, the Committee determined that the Company was in the 3rd quintile of the index, which resulted in a 100% payout of the performance shares tied to this metric.

As shown below, the number of performance shares actually paid was 110% of the target number of shares, based on performance results for both ROIC and TSR. The realized value of executive officer long-term compensation also includes the impact of changes in stock price (which also impacts our stockholders), making their final performance share payout 150% of the target grant values, as shown below.

2010 Performance Share Grant and Payout Values

(Half of the Long-Term Grants Awarded to Executive Officers in 2010)

Name	Performance Measure(s)	Value at Grant ($)	Performance Payout %	% Change in Stock Price (1)	Value at Payout ($)	Approx. % of Grant Value Realized
Stephenson	75% ROIC 25% TSR	6,375,000	110%	36%	9,552,249	150%
de la Vega		2,000,000			2,996,807
Stankey		2,175,000			3,259,026
Watts		2,000,000			2,996,807
Stephens (2)	100% ROIC	380,000	113%	36%	584,934	154%
1.	From the date of grant (January 28, 2010) through the date the distribution is approved (January 31, 2013).
2.	Mr. Stephens’ 2010-2012 grant was made prior to his being appointed an executive officer and 100% of his shares was subject to the ROIC metric.

Deferral Opportunities, Pensions and Other Benefits

Deferral Opportunities

We believe that in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our tax-qualified 401(k) plans offer substantially all employees the opportunity to defer income and, at the same time, invest in AT&T stock. We match 80% of the employee contributions, limited to the first 6% of compensation (only base salary is matched for officers).

Our nonqualified deferral plans provide retention incentives by allowing mid-level and above managers the opportunity for tax-advantaged savings. We use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock on a tax-deferred basis.

Our principal nonqualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer, through payroll deductions, up to 30% of their salary and annual bonus (officers, including the Named Executive Officers, may defer up to 95% of their short-term award, which is similar to, and paid in lieu of, the annual bonus paid to other

AT&T – Page 56

management employees) to purchase AT&T deferred share units at fair market value on a tax-deferred basis. Participants receive a 20% match on their deferrals in the form of additional deferred share units. Participants also receive makeup matching deferred share units to replace the match that would not be available in the 401(k) because of their participation in AT&T’s nonqualified deferral plans or because they exceeded the IRS compensation limits for 401(k) plans. Officers do not receive the make-up match on the contribution of their short-term awards. For salary deferrals prior to 2011 and bonus deferrals prior to 2012, in lieu of the 20% match, participants received two stock options for each share unit acquired. The stock options had an exercise price equal to the fair market value of the stock at grant.

Eligible managers may also defer cash compensation in the form of salaries and bonuses through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of any earnings on deferred compensation that exceed an amount set by the SEC.

These plans are described more fully under the “Nonqualified Deferred Compensation” table, on page 72.

Personal Benefits

We provide our executive officers with personal benefits, including an automobile allowance and maintenance, which is an important recruiting and retention tool; club memberships (we allow Company-owned memberships, but do not pay country club fees and dues for executive officers), which afford our executives the opportunity to conduct business in a more informal environment; home security for the safety and security of our executives; tax preparation, estate planning, and financial counseling, which allow our executives to focus more on business responsibilities; and executive disability benefits. The financial counseling benefit provides financial counselors to executives, which helps the Company by ensuring that our executives understand and comply with plan requirements. We provide our executives communications, broadband/TV and related products and services, which are offered by AT&T at little or no incremental cost. We permit our executives to use Company aircraft for personal reasons, which allows for the efficient use of their time and for them to privately conduct Company business at any time. However, beginning in 2013, the CEO will be required to reimburse the incremental Company cost of all such personal usage. Other Executive Officers are also required to reimburse the incremental cost of their personal usage unless the CEO decides otherwise on a case-by-case basis. Reimbursements will not be made where prohibited by law. We also provide executive death benefits. More information on death benefits may be found on pages 70 and 71 in the narrative following the “Pension Benefits” table.

Officers promoted or hired after March 23, 2010, are eligible for an annual executive physical, subject to certain limits. We provide other officers, including our current executive officers with a supplemental health plan for which they pay a portion of the premiums. The plan acts in conjunction with the Company’s management health plan, a consumer-driven plan that encourages all employees to be cost-conscious consumers of health care services.

Certain of these benefits are also offered as post-retirement benefits to persons who meet age and service requirements. Additional information on these post-retirement benefits can be found on pages 70 and 71, in the narrative following the “Pension Benefits” table.

Pensions

We offer a tax-qualified group pension plan to substantially all employees. We also provide supplemental retirement benefits under nonqualified pension plans to a frozen group of officers, including our current executive officers. We believe these benefits act as retention tools. Additional information on these pension benefits may be found beginning on page 67, in the narrative following the “Pension Benefits” table.

AT&T – Page 57

Equity Retention and Hedging Policy

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officers. The guideline for the CEO is a minimum ownership requirement of six times base salary. The guidelines are the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. We also include vested shares held in Company benefit plans. Holdings of the Named Executive Officers as of December 31, 2012, can be found in the “Common Stock Ownership” section on page 13.

Retention of Awards

Executive officers are required to hold 25% of the AT&T shares they receive (after taxes and exercise costs) from an incentive, equity, or option award granted to them after January 1, 2012, until one year after they leave the Company.

Hedging Policy

Executive officers are prohibited from hedging their AT&T stock and awards. The prohibition will continue to apply to stock issued from Company awards for one year after they leave the Company.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee strives to make these awards under stockholder-approved incentive plans.

Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Clawback Policy

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

AT&T – Page 58

Employment Contracts and Change in Control Severance Plan

We have an employment contract with Mr. de la Vega. The material provisions of this contract are discussed following the “Grants of Plan-Based Awards” table, on page 62.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described on page 74. We believe this type of plan is necessary to ensure that participants receive certain double-trigger benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace other compensation elements.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 11, 2013	The Human Resources Committee:

	Gilbert F. Amelio, Chairman	John B. McCoy
	James H. Blanchard	Matthew K. Rose

AT&T – Page 59

              Executive Compensation Tables

The table below contains information concerning the compensation provided to the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of AT&T (the Named Executive Officers). Compensation information is provided for the years each person in the table was a Named Executive Officer since 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary (2) ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non- Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
R. Stephenson (1) Chairman, CEO and President	2012	1,550,000	0	12,586,590	0	6,060,000	1,234,805	803,308	22,234,703
	2011	1,550,000	0	12,749,979	45,543	3,787,500	3,329,959	555,353	22,018,334
	2010	1,533,333	0	12,749,977	494,731	5,050,000	7,096,177	417,410	27,341,628
J. Stephens Sr. Exec. Vice Pres. and CFO	2012	675,000	0	3,277,459	2,769	1,650,000	3,156,095	307,415	9,068,738
	2011	614,167	0	1,561,534	79,131	681,250	1,498,090	171,523	4,605,695
R. de la Vega Pres. and CEO, AT&T Mobility	2012	872,500	0	4,417,625	1,246	1,974,000	4,488,817	172,141	11,926,329
	2011	854,167	0	4,350,023	39,438	1,600,000	2,925,527	129,387	9,898,542
	2010	820,833	0	4,000,024	36,513	1,700,000	4,240,450	96,850	10,894,670
J. Stankey Group Pres. and Chief Strategy Officer	2012	872,500	0	4,417,625	0	2,000,000	5,470,375	221,508	12,982,008
	2011	857,500	0	4,350,023	3,610	1,600,000	4,445,904	202,922	11,459,959
	2010	842,500	0	4,350,024	5,596	1,475,000	2,439,970	387,242	9,500,332
W. Watts Sr. Exec. VP and General Counsel	2012	762,500	0	3,405,785	0	1,578,000	1,679,803	254,260	7,680,348
	2011	745,000	0	3,400,017	7,672	1,020,000	3,125,160	207,524	8,505,373
	2010	706,667	0	4,000,024	10,996	1,570,000	2,748,351	208,776	9,244,814

1.	Mr. Stephenson did not receive a salary increase in 2011 or 2012. The difference in salaries for 2010 and 2011 results from Mr. Stephenson’s 2010 salary increase being effective March 1st. The 2010 amount represents 2 months of the 2009 salary rate and 10 months of the 2010 salary rate.

2.	Each of the Named Executive Officers deferred portions of their 2012 salary and/or non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$465,000, Mr. Stephens—$1,769,625, Mr. de la Vega—$2,136,863, Mr. Stankey—$52,313, and Mr. Watts—$114,281. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the time elected by the employee, along with certain matching shares. The value of the matching contributions is included under “All Other Compensation.” A description of the Stock Purchase and Deferral Plan may be found on pages 72 and 73.

3.	Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of the stock and option awards reported in these columns are set forth in the relevant AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, “Share-Based Payment.” Options were issued under the Stock Purchase and Deferral Plan in connection with reinvested dividends paid on 2011 share unit deferrals. Options are not currently offered under the plan. The plan is described on pages 72 and 73.

Included in the Stock Awards column are the grant date values of performance shares and restricted stock units granted in 2012. The grant date values of the performance shares (which approximate the target awards) included in the table for 2012 were: Mr. Stephenson—$6,211,578, Mr. Stephens—$1,617,451, Mr. de la Vega—$2,180,131, Mr. Stankey—$2,180,131, and Mr. Watts—$1,680,781. The number of performance shares distributed at the end of the performance period is dependent upon the achievement of performance goals. Depending upon such achievement, the potential payouts

AT&T – Page 60

run from 0% of the target number of performance shares to a maximum payout of 162.5% of the target number of performance shares. The value of the awards (performance shares and restricted stock) will be further affected by the price of AT&T stock at the time of distribution.

4.	Under this column, we report earnings on deferrals of salary and incentive awards to the extent the earnings exceed a market rate specified by SEC rules. For the Named Executive Officers, these amounts are as follows for 2012: Mr. Stephenson—$11,145, Mr. Stephens—$0, Mr. de la Vega—$87,684, Mr. Stankey—$1,096, and Mr. Watts—$1,008. All other amounts reported under this heading represent an increase in pension actuarial value during the reporting period. We are required to calculate this amount by using the same discount rate assumption used for financial reporting purposes. A portion of the increase in pension actuarial values reported for 2012 in this column was the result of a reduction in the assumed discount rate from 5.3% to 4.3%. Approximately 13% of Mr. Stephenson’s increase, and from 15% to 52% of the other Named Executive Officers’ increases in pension value, resulted from this adjustment. The increase in pension actuarial value for each executive (and the corresponding estimated increase attributable to the reduction in the discount rate) was: Mr. Stephenson—$1,223,660 ($152,996), Mr. Stephens—$3,156,095 ($1,127,586), Mr. de la Vega—$4,401,133 ($183,655), Mr. Stankey—$5,469,279 ($2,847,503), and Mr. Watts—$1,678,795 ($151,824).

5.	This column includes personal benefits, Company-paid life insurance premiums, and Company matching contributions to deferral plans for 2012. AT&T does not provide tax reimbursements to executive officers for these benefits. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees such as landing, ramp and hangar fees, catering, and crew travel costs.

The aggregate incremental cost of personal benefits in 2012 provided to the Named Executive Officers was: Mr. Stephenson—$457,409, Mr. Stephens—$55,436, Mr. de la Vega—$44,813, Mr. Stankey—$87,141, and Mr. Watts—$81,651. Included in the above personal benefits amounts are (1) financial counseling, including tax preparation and estate planning: Mr. Stephenson—$20,192, each of Messrs. Stephens and Stankey—$24,000, and each of Messrs. de la Vega and Watts—$14,000, (2) auto benefits: Mr. Stephenson—$27,359, Mr. Stephens—$15,719, Mr. de la Vega—$14,723, Mr. Stankey—$15,143, and Mr. Watts—$19,145, (3) personal use of company aircraft: Mr. Stephenson—$276,391, Mr. Stephens—$0, Mr. de la Vega—$0, Mr. Stankey—$30,687, and Mr. Watts—$5,882, (4) supplemental health insurance premiums: each of Messrs. Stephenson and de la Vega—$12,936, and each of Messrs. Stephens, Stankey and Watts—$12,300, (5) club memberships: Mr. Stephenson—$4,081, each of Messrs Stephens and de la Vega—$0, and each of Messrs. Stankey and Watts—$2,533, (6) communications: Mr. Stephenson—$14,527, Mr. Stephens—$937, Mr. de la Vega—$2,448, Mr. Stankey—$1,751, and Mr. Watts—$20,369, and (7) home security: Mr. Stephenson—$101,923, Mr. Stephens—$2,480, Mr. de la Vega—$706, Mr. Stankey—$727, and Mr. Watts—$7,422.

Company-paid premiums on supplemental life insurance in 2012 were: Mr. Stephenson—$178,707, Mr. Stephens—$49,776, Mr. de la Vega—$13,965, Mr. Stankey—$82,215, and Mr. Watts—$113,512.

The Company provides a matching contribution in the 401(k) plan and certain “makeup” matching contributions in the Stock Purchase and Deferral Plan, discussed in detail on pages 72 and 73. Total matching contributions in 2012 were: Mr. Stephenson—$167,192, Mr. Stephens—$202,203, Mr. de la Vega—$113,363, Mr. Stankey—$52,152, and Mr. Watts—$59,097.

AT&T – Page 61

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	All Other Option Awards:
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (3) (#)	Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Stephenson	1/26/12	0	5,050,000	10,100,000	108,235	216,469	351,762	216,469	—	—	12,586,590
Stephens	1/26/12	0	1,375,000	2,750,000	28,184	56,367	91,596	56,367	—	—	3,277,459
	2/15/12	—	—	—	—	—	—	—	2,373	29.87	2,769
de la Vega	1/26/12	0	1,645,000	3,290,000	37,988	75,976	123,461	75,976	—	—	4,417,625
	2/15/12	—	—	—	—	—	—	—	1,068	29.87	1,246
Stankey	1/26/12	0	1,645,000	3,290,000	37,988	75,976	123,461	75,976	—	—	4,417,625
Watts	1/26/12	0	1,315,000	2,630,000	29,287	58,574	95,183	58,574	—	—	3,405,785

1.	Under these awards (discussed beginning on page 50), the Committee establishes a target award together with a maximum award equaling 200% of the target award. If the performance condition is met, the Committee reviews the overall performance of the Company (including the three key measures), business unit results, and the individual performance of each officer to determine the appropriate payouts, not to exceed the maximum award. If the performance condition is not met, no award may be paid.

2.	Represents performance share awards discussed beginning on page 54.

3.	Represents restricted stock unit grants discussed on page 55. The 2012 units vest and distribute in January 2016. Additionally, units vest upon an employee becoming retirement eligible, but do not distribute until the established distribution date. Messrs. Stephenson, de la Vega, and Watts were retirement eligible as of the grant date. Mr. Stankey became retirement eligible on December 19, 2012. Mr. Stephens is not retirement eligible.

4.	Represents stock options granted under the Stock Purchase and Deferral Plan, which is described in the narrative following the “Nonqualified Deferred Compensation” table. Stock options are not currently offered under the plan. Company matching shares issued under that plan are reported in the “Nonqualified Deferred Compensation” table and under “All Other Compensation” in the “Summary Compensation Table.”

Employment Contracts

There are no employment agreements with any of the Named Executive Officers, except for the following:

Rafael de la Vega

Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth Corporation Supplemental Executive Retirement Plan (BellSouth SERP) while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination of employment with AT&T Mobility. In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on pages 69 and 70) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth would hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus. See discussion on page 69 regarding his accrual of future benefits in the AT&T SERP.

AT&T – Page 62

Outstanding Equity Awards at December 31, 2012

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Stephenson	16,085		—	23.9200	1/30/15
	89,320	*	—	24.0100	6/15/15
	19,405	*	—	28.3200	2/15/16
	105,081	*	—	27.7300	6/15/16
	15,102	*	—	37.2300	2/15/17
	98,764	*	—	40.2800	6/15/17
	14,720	*	—	37.8800	2/15/18
	230,102	*	—	36.1700	6/16/18
	30,472	*	—	23.2200	2/17/19
	14,627	*	—	24.6300	6/15/19
	20,664	*	—	25.3200	2/16/20
	379,336	*	—	25.5400	6/15/20
	29,345	*	—	28.2400	2/15/21
2011-2013 Perf. Sh.						—	—	226,626	7,639,562
2012-2014 Perf. Sh.						—	—	297,645	10,033,613
Stephens	4,686		—	26.4600	1/31/14
	12,478		—	23.7400	5/30/14
	5,044		—	23.9200	1/30/15
	17,378	*	—	24.0100	6/15/15
	5,342	*	—	28.3200	2/15/16
	17,656	*	—	27.7300	6/15/16
	4,026	*	—	37.2300	2/15/17
	14,589	*	—	40.2800	6/15/17
	3,348	*	—	37.8800	2/15/18
	16,241	*	—	36.1700	6/16/18
	6,656	*	—	23.2200	2/17/19
	16,973	*	—	24.6300	6/15/19
	8,454	*	—	25.3200	2/16/20
	38,069	*	—	25.5400	6/15/20
	9,730	*	—	28.2400	2/15/21
	39,919	*	—	30.3500	6/15/21
			2,373	29.8700	2/15/22
2011-2013 Perf. Sh.						—	—	13,509	455,388
2011-2013 Perf. Sh.						—	—	14,042	473,356
2012-2014 Perf. Sh.						—	—	77,505	2,612,694
2010 Restricted Stock Units						14,879	501,571	—	—
2011 Restricted Stock Units						13,509	455,388	—	—
2011 Restricted Stock Units						14,042	473,356	—	—
2012 Restricted Stock Units						56,367	1,900,132	—	—
*	Stock Options issued under the Stock Purchase and Deferral Plan

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Outstanding Equity Awards at December 31, 2012

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
de la Vega	77,512		—	16.4200	3/3/13
	5,464		—	18.3000	4/28/13
	12,397	*	—	24.6300	6/15/19
	6,251	*	—	25.3200	2/16/20
	22,160	*	—	25.5400	6/15/20
	6,838	*	—	28.2400	2/15/21
	17,971	*	—	30.3500	6/15/21
			1,068	29.8700	2/15/22
2011-2013 Perf. Sh.						—	—	77,320	2,606,457
2012-2014 Perf. Sh.						—	—	104,467	3,521,583
Stankey	1,439		—	26.4600	1/31/14
	7,993		—	23.7400	5/30/14
	4,168		—	23.9200	1/30/15
	1,059	*	—	24.0100	6/15/15
	1,661	*	—	28.3200	2/15/16
	934	*	—	27.7300	6/15/16
	1,337	*	—	37.2300	2/15/17
	794	*	—	40.2800	6/15/17
	1,234	*	—	37.8800	2/15/18
	1,073	*	—	36.1700	6/16/18
	2,073	*	—	23.2200	2/17/19
	1,675	*	—	24.6300	6/15/19
	2,366	*	—	25.3200	2/16/20
	1,658	*	—	25.5400	6/15/20
	2,326	*	—	28.2400	2/15/21
2011-2013 Perf. Sh.						—	—	77,320	2,606,457
2012-2014 Perf. Sh.						—	—	104,467	3,521,583
2009 Restricted Stock						153,198	5,164,305	—	—
Watts	3,797		—	26.4600	1/31/14
	437		—	23.7400	5/30/14
	961		—	23.9200	1/30/15
	4,648	*	—	24.0100	6/15/15
	1,281	*	—	28.3200	2/15/16
	564	*	—	27.7300	6/15/16
	774	*	—	37.2300	2/15/17
	470	*	—	40.2800	6/15/17
	1,010	*	—	37.8800	2/15/18
	803	*	—	36.1700	6/16/18
	1,597	*	—	23.2200	2/17/19
	3,228	*	—	24.6300	6/15/19
	4,561	*	—	25.3200	2/16/20
	3,366	*	—	25.5400	6/15/20
	4,943	*	—	28.2400	2/15/21
2011-2013 Perf. Sh.						—	—	60,434	2,037,230
2012-2014 Perf. Sh.						—	—	80,539	2,714,970
*	Stock Options issued under the Stock Purchase and Deferral Plan

AT&T – Page 64

1.	Options expire ten years after the grant date; however, option terms may be shortened due to termination of employment of the holder. Options in the table vest as follows:

Option Expiration Date	Vesting
1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/15/16, 2/15/17, 6/15/17, 2/15/18, 6/16/18, 2/17/19, 6/15/19, 2/16/20, 6/15/20, 2/15/21, 6/15/21, 2/15/22	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of stock purchased by mid-level and above managers in the Stock Purchase and Deferral Plan (described in the “Grants of Plan-Based Awards Table”) and its predecessor plan, which has substantially the same terms.
4/28/13	These options vested 6 months after the grant date.
3/3/13	These options vested 3 years after the grant date.

2.	Mr. Stankey’s 2009 restricted stock grant vests in 2014. Mr. Stephens’ 2010, 2011 and 2012 Restricted Stock Units (RSUs) vest the earlier of his becoming retirement eligible or upon each award’s scheduled vesting dates as follows: 2010 RSUs—2013 (50% of the award) and 2014 (50% of the award), 2011 RSUs—2015 and 2012 RSUs—2016. The Named Executive Officers become retirement eligible when they either (1) reach age 55 and have at least five years of service or (2) satisfy the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. Only Mr. Stephens was not retirement eligible as of December 31, 2012. The 2012 RSU grants to the other Named Executive Officers are included in the “Option Exercises and Stock Vested” table below.

3.	Performance shares are paid after the end of the performance period shown for each award. The actual number of shares paid out is dependent upon the achievement of the related performance objectives and approval of the Human Resources Committee. In this column, we report the number of outstanding performance shares and their theoretical value based on the price of AT&T stock on December 31, 2012. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2012 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For Mr. Stephens’ 2011 grant of 13,509 shares (made prior to his promotion to CFO), the performance measure is Return on Invested Capital (ROIC). For all other Named Executive Officer performance share grants, the performance measure for 75% of shares in each grant is ROIC, and for the remaining 25%, the performance measure is Total Stockholder Return (TSR). As of the end of 2011, because both the ROIC achievement and the TSR achievement for the 2011 grant were at the target level, we reported these grants at their target award values. For the 2012 grants, the ROIC and TSR achievements were above and at the target level, respectively, requiring the ROIC portion of these grants to be reported at their maximum award value and the TSR portion of these grants to be reported at their target award values.

Option Exercises and Stock Vested During 2012

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephenson	288,702	2,900,842	491,038	15,927,261
Stephens	6,530	2,481	59,949	2,208,573
de la Vega	216,443	718,201	365,090	12,177,029
Stankey	59,879	288,256	381,910	13,106,676
Watts	27,613	136,502	144,714	4,721,811

1.	Included in the above amounts are restricted stock unit grants that vested in 2012 but are not yet distributable. Units vest at the earlier of the scheduled vesting date or upon the employee becoming retirement eligible; in each case, the units are not distributed until the scheduled vesting dates. Restricted stock units that vested in 2012 but will not be distributed until the scheduled vesting dates are as follows: Mr. Stephenson—216,469, Mr. de la Vega—75,976, Mr. Stankey—238,457, and Mr. Watts—58,574. Mr. Stephens was not retirement eligible as of December 31, 2012, and did not vest in the restricted stock units granted in 2012. Mr. Stankey became retirement eligible in 2012.

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Pension Benefits (Estimated for 12/31/12)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Stephenson	Pension Benefit Plan—Nonbargained Program	30	1,226,482	0
	Pension Benefit Make Up Plan	30	7,607	0
	SRIP	30	2,219,212	0
	SERP	30	39,291,053	0
Stephens	Pension Benefit Plan—Nonbargained Program	20	979,929	0
	Pension Benefit Make Up Plan	20	46,961	0
	SRIP	20	301,744	0
	SERP	20	6,442,081	0
de la Vega (2)	Pension Benefit Plan—Mobility Program	38	118,959	0
	BellSouth SERP	38	17,106,072	0
	SERP	38	5,988,642	0
Stankey	Pension Benefit Plan—Nonbargained Program	27	1,045,806	0
	SRIP	27	407,368	0
	SERP	27	20,076,884	0
Watts	Pension Benefit Plan—Nonbargained Program	29	1,325,220	0
	Pension Benefit Make Up Plan	29	195,271	0
	SRIP	29	1,054,648	0
	SERP	29	12,520,360	0

1.	Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2012 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, “Pension and Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Nonbargained Program under the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Mobility Program under the Pension Benefit Plan (Mobility Program), the assumed retirement age for the cash balance formula is age 65. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If a participant has already surpassed the earlier of these dates, then the assumed retirement age used for purposes of this table is determined as of December 31, 2012.

For each of the Named Executive Officers, SRIP/SERP benefits in the table have been reduced for benefits available under the qualified plans and by a specified amount that approximates benefits available under other nonqualified plans included in the table.

2.	Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 (then known as Cingular) and began accruing benefits under what is now the Mobility Program. The benefit received under the BellSouth Personal Retirement Account and amounts in the Mobility Program offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega continued to earn benefits under the BellSouth SERP until March 1, 2011, when he became vested in the AT&T SERP. The AT&T SERP provides him with a nonqualified benefit equal to the greater of the AT&T SERP formula or the BellSouth SERP formula (excluding pay and service credits after March 1, 2011, but allowing the early retirement discount to decrease until age 62). His benefits under the AT&T SERP will be reduced for benefits available under the qualified pensions and by a specified amount that approximates benefits available under the BellSouth SERP.

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Qualified Pension Plan

We offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant.

Nonbargained Program

Each of the Named Executive Officers, except for Mr. de la Vega, is covered by the Nonbargained Program. Participants receive the greater of the benefit determined under the Career Average Minimum (CAM) formula or the cash balance formula, each of which is described below.

CAM Formula

The CAM formula applicable to the Named Executive Officers (other than Mr. de la Vega) covers AT&T managers other than persons that were employed by AT&T Corp., BellSouth, or AT&T Mobility (and their respective subsidiaries) prior to our respective acquisitions of those companies. This formula provides an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not officer bonuses paid to individuals promoted to officer level before January 1, 2009) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the December 31, 1999, averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. Employees who meet the “modified rule of 75” and are at least age 55 are eligible to retire without age or service discounts. The “modified rule of 75” establishes retirement eligibility when certain combinations of age and service total at least 75.

Cash Balance Formula

The cash balance formula was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is reset quarterly and is equal to the published average annual yield for the 30-year Treasury Bond as of the middle month of the preceding quarter.

The plan permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007 (January 1, 2006, for our principal wireless subsidiaries), the qualified pension benefits described above have been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Code places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming a participant in the SRIP/SERP below. The Pension Benefit Make Up Plan benefit is paid in the form of a 10-year annuity or in a lump sum if the value of the annuity is less than $50,000.

Mobility Program

Mr. de la Vega is covered by the Mobility Program, which is part of the tax-qualified AT&T Pension Benefit Plan. This program covers employees of our principal wireless subsidiaries that were hired prior to 2006. The Mobility Program is the qualified pension plan previously offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. Participants in the Mobility Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual

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awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is reset quarterly and is equal to the published average annual yield for the 30-year Treasury Bond as of the middle month of the preceding quarter. The plan permits participants to take the benefit in various actuarially equivalent forms, including an annuity or a lump sum calculated as the present value of the annuity.

Nonqualified Pension Plans

Employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. We offer our executive officers and other officers (who became officers prior to 2005) supplemental retirement benefits under the Supplemental Retirement Income Plan (SRIP) and, for those serving as officers between 2005-2008, its successor, the 2005 Supplemental Employee Retirement Plan (SERP), as additional retention tools. As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the SRIP, the original supplemental plan. After December 31, 2004, benefits are earned under the SERP. Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrued in and after 2005, however, must have been made when the officer first participates in the SERP. Vesting in the SERP requires five years of service (including four years of participation in the SERP). Each of the Named Executive Officers is vested in the SERP. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment. An officer’s benefits under these nonqualified pension plans are reduced by: (1) benefits due under qualified AT&T pension plans and (2) a specific amount that approximates the value of the officer’s benefit under other nonqualified pension plans, determined generally as of December 31, 2008. These supplemental benefits are neither funded by nor are a part of the qualified pension plan.

Each of the Named Executive Officers is eligible to receive these benefits. However, the Human Resources Committee has determined to no longer allow new officers to participate in these supplemental retirement benefits, but may do so if it deems it necessary to attract or retain key talent or for other appropriate business reasons. Instead, new officers may be granted restricted stock generally equal in value to one-year’s salary with a five year vesting period. If appropriate, new grants will be made during the officer’s employment.

Calculation of Benefit

Under the SRIP/SERP, the target annual retirement benefit is stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for mid-career hires) for each year of actual service below, 30 years of service. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. Of the Named Executive Officers currently employed by the Company, only Messrs. Stephenson and de la Vega are eligible to retire without either an age or service discount under this plan. These benefits are also reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our other nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

For all but Mr. Stephenson (see below), the salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the

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36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. In some cases, the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target annual retirement percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage was limited to 50% for all new participants (see note above on limiting new participants after 2008). If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the “Pension Benefits” table.

Forms of Payment

Annuity

Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his or her death to his or her beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

Lump Sum

Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement.

Randall Stephenson’s Benefit

Mr. Stephenson’s SERP benefit was modified in 2010. For purposes of calculating his SERP benefit, the Company froze his compensation as of June 30, 2010. He stopped accruing age and service credits as of December 31, 2012, at which time his benefit was determined as a lump sum amount, which thereafter earns interest. The discount rate for calculating the lump sum as well as the interest rate is 5.8%.

Rafael de la Vega’s Benefit

Mr. de la Vega vested in the AT&T SERP on March 1, 2011. At that time, benefits to be paid from the BellSouth SERP were frozen. The AT&T SERP benefit will be reduced by a specified amount that approximates his BellSouth SERP benefit. The AT&T SERP provides a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, or (2) the amount he would have received under the BellSouth SERP (excluding pay and service credits after March 1, 2011, but allowing the early retirement discount factor of the BellSouth SERP to decrease based on his age and service at retirement). The BellSouth SERP provides an annual benefit equal to a percentage of eligible

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earnings under the BellSouth SERP, which earnings are determined by taking Mr. de la Vega’s annual average of the sum of his salary and bonuses paid during the 60-month period ending February 28, 2011. The applicable percentage is 2% for each year of service for the first 20 years of service, 1.5% for each of the next ten years, and 1% for each additional year of service. Mr. de la Vega’s BellSouth SERP benefit is reduced by his qualified pension benefits and primary Social Security benefits. For participants with more than 30 years of service, the applicable percentage is reduced 3% for each year benefits commence prior to age 62. (These benefits are reduced by 6% for each such year if the participant has less than 30 years of service.) Mr. de la Vega has more than 30 years of service, but is not yet age 62. Participants elect to receive benefits as an actuarially determined lump sum, life annuity or ten-year certain form of payment. For purposes of determining BellSouth SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. In addition, under the BellSouth SERP, in the event of the death of a participant, the spouse would receive the same BellSouth SERP benefit the participant would have received had he survived and terminated employment on the date of death. The BellSouth SERP also provides a lump sum death benefit payable to the participant’s beneficiaries equal to his annual base pay rate as of December 31, 2005, plus two times his standard target bonus as of December 31, 2005. Mr. de la Vega’s death benefit will be paid in the amount of $1.86 million.

Other Post-Retirement Benefits

Named Executive Officers who retire after age 55 with at least five years of service or who are retirement- eligible under the “modified rule of 75” continue to receive the benefits shown in the following table after retirement, except that only Mr. Stephenson is entitled to receive supplemental health benefits after retirement. Benefits that are available generally to managers are omitted. All other Named Executive Officers, except Mr. Stephens, are currently retirement eligible.

Financial counseling benefits will be made available to the executive officers for 36 months following retirement. We do not reimburse taxes on personal benefits for executive officers, other than certain non-deductible relocation costs, which along with the tax reimbursement, we make available to nearly all management employees. The supplemental health benefit is in addition to the group health plan and is provided to Mr. Stephenson for life. During their employment, officers are subject to an annual deductible on health benefits, co-insurance, and a portion of the premium. Officers who are eligible to receive the benefit in retirement have no annual deductible or co-insurance, but they must pay larger premiums. In addition, we also provide communications, broadband/TV and related services and products for life; however, to the extent the service is provided by AT&T, it is typically provided at little or no incremental cost. These benefits are subject to amendment.

Other Post-Retirement Benefits

Personal Benefit	Estimated Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year for 36 months
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year for 36 months
Other (communications)	Average of $2,400 annually
Supplemental health insurance premiums (Mr. Stephenson only)	Approximately $4,100 annually, above required contributions from employee

In the event of the officer’s termination of employment due to death, the officer’s unvested restricted stock units and restricted stock, if any, will vest, and outstanding performance shares will pay out at 100% of target. As a result, if a Named Executive Officer had died at the end of 2012, performance shares, restricted stock units, and restricted stock would have vested and been distributed as follows: Mr. Stephenson—$14,936,732, Mr. Stephens—$6,159,323, Mr. de la Vega—$5,167,608, Mr. Stankey—$10,331,913, and Mr. Watts—$4,011,760.

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In the event of termination of employment due to disability, unvested restricted stock units and restricted stock, if any, will vest; however, the restricted stock units will not pay out until their scheduled vesting times. Performance shares granted in 2011 would be paid at 100% of target in the January following termination; however, later granted performance shares will not be accelerated but will be paid solely based on the achievement of the pre-determined performance goals without forfeiture due to such termination (other than for cause). As a result, if such an event had occurred to a Named Executive Officer at the end of 2012, the following performance shares, restricted stock units, and restricted stock would have vested: Mr. Stephenson—$7,639,562, Mr. Stephens—$4,259,191, Mr. de la Vega—$2,606,457, Mr. Stankey—$7,770,762, and Mr. Watts—$2,037,230.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to beneficiaries of each Named Executive Officer equal to one times salary during his or her employment. After retirement, the death benefit remains one times salary until he or she reaches age 66; the benefit is then reduced by 10% each year until age 70, when the benefit becomes one-half of his or her final salary. However, Mr. Stephenson receives a basic death benefit of three times salary while employed, which is reduced to two times salary after his retirement; Mr. Stephens receives a death benefit of two times salary while employed and after retirement. Of the Named Executive Officers, only Mr. Stephens is not yet retirement eligible.

In addition to the foregoing, Mr. Stephenson, Mr. Stephens, Mr. Stankey, and Mr. Watts purchase optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded.

Basic death benefits payable to Mr. de la Vega under the AT&T plan are reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) two BellSouth policies with a combined face amount of $500,000 owned by Mr. de la Vega. Under the latter policies, the Company and Mr. de la Vega share the payment of premiums, and the policies provide either a death benefit to Mr. de la Vega’s beneficiary(ies) or an accumulated cash value available to Mr. de la Vega. The Company does not recover any of its premium payments under Mr. de la Vega’s policies. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

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We also provide death benefits in connection with Mr. de la Vega’s BellSouth SERP (described on pages 69 and 70) and Mr. Watts’ Senior Management Deferred Compensation Plan of 1988 (described on page 74).

Nonqualified Deferred Compensation

Name	Plan (1)	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (2)(3) $)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Stephenson	Stock Purchase and Deferral Plan	465,000	155,400	826,120	683,999	5,892,241
	Cash Deferral Plan	3,030,000	—	136,736	—	3,515,724
	Comp. Deferral Plan (4-Yr Units)	—	—	27	2,192	—
Stephens	Stock Purchase and Deferral Plan	849,313	190,203	203,892	926,348	1,426,913
de la Vega	Stock Purchase and Deferral Plan	357,563	104,993	234,333	—	1,914,570
	Cash Deferral Plan	1,395,938	—	150,518	—	3,728,177
	BellSouth Nonqualified Deferred Income Plan	—	—	45,860	33,685	352,409
	AT&T Mobility Cash Deferral Plan	—	—	29,817	—	678,008
	AT&T Mobility 2005 Cash Deferral Plan	—	—	385,783	—	8,772,360
Stankey	Stock Purchase and Deferral Plan	52,313	40,312	236,659	40,417	1,670,648
	Cash Deferral Plan	—	—	13,409	—	299,912
Watts	Stock Purchase and Deferral Plan	114,281	47,426	124,711	164,397	935,663
	Cash Deferral Plan	—	—	9,455	425,253	125,745
	Sr Mgmt Deferred Comp. Plan of 1988 (4-Yr Units)	—	—	3,689	—	83,879

1.	Amounts attributed to the Stock Purchase and Deferral Plan or to the Cash Deferral Plan also include amounts from their predecessor plans. No further contributions are permitted under the predecessor plans.

2.	Of the amounts reported in the contributions and earnings columns and also included in the aggregate balance column in the table above, the following amounts are reported as compensation for 2012 in the “Summary Compensation Table”: Mr. Stephenson—$631,544, Mr. Stephens—$392,328, Mr. de la Vega—$890,177, Mr. Stankey—$93,721, and Mr. Watts—$162,408. Of the amounts reported in the aggregate balance column, the following aggregate amounts were previously reported in the “Summary Compensation Table” for 2011 and 2010, combined: Mr. Stephenson—$3,033,878, Mr. Stephens—$647,188, Mr. de la Vega—$2,628,126, Mr. Stankey—$173,411, and Mr. Watts—$159,886.

3.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 4 to the “Summary Compensation Table”.

Stock Purchase and Deferral Plan (SPDP)

Under the SPDP and its predecessor plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officers, including the Named Executive Officers, may defer up to 95% of their short-term award, which is similar to, and paid in lieu of, the annual bonus paid to other management employees. In addition, the Human Resources Committee may approve other contributions to the plan. These contributions are used to purchase through payroll deductions AT&T deferred share units (each representing the right to receive a share of AT&T stock) at fair market value on a tax-deferred basis.

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Participants receive a 20% match in the form of additional deferred share units; however, with respect to short-term awards, officer level participants receive the 20% match only on the purchase of deferred share units that represent no more than their target awards. In addition, the Company provides “makeup” matching contributions in the form of additional deferred share units in order to generally offset the loss of match in the 401(k) plan caused by participation in the SPDP and the CDP, and to provide match on compensation that exceeds Federal compensation limits for 401(k) plans. The makeup match is an 80% match on contributions from the first 6% of salary and bonus (the same rate as used in the Company’s principal 401(k) plan), reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive a makeup match on the contribution of their short-term awards. Deferrals are distributed in AT&T stock at times elected by the participant. For salary deferrals prior to 2011 and bonus deferrals prior to 2012, in lieu of the 20% match, participants received two stock options for each deferred share unit acquired. Each stock option had an exercise price equal to the fair market value of the stock on the date of grant.

Cash Deferral Plan (CDP)

Managers who defer at least 6% of salary in the SPDP may also defer up to 50% (25% in the case of mid-level managers) of salary into the CDP. Similarly, managers that defer 6% of bonuses in the SPDP may also defer bonuses in the CDP, subject to the same deferral limits as for salary; however officer level managers may defer up to 95% of their short-term award into the CDP without a corresponding SPDP deferral. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the Moody’s rate), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. The Moody’s rate, over time, approximates this SEC rate. Deferrals are distributed at times elected by the participant. Similarly, under its predecessor plan, managers could defer salary and incentive compensation to be paid at times selected by the participant. No deferrals were permitted under the prior plan after 2004. Account balances in the prior plan are credited with interest at a rate determined annually by the Company, which will be no less than the prior September Moody’s rate.

Other Nonqualified Deferred Compensation Plans

Certain of the Named Executive Officers also participated in deferred compensation plans that are now closed to additional contributions and are described below.

AT&T Mobility Cash Deferral Plan

Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when a participant’s salary and annual bonus exceeded Internal Revenue Code qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on the Moody’s rate for the prior September. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the AT&T Mobility 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

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BellSouth Nonqualified Deferred Income Plan

Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A receive fixed rates of 17.0% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega’s deferrals under Schedule B receive fixed rates of 11.0% for his 1994 deferral and 10% for his 1995 deferral. No new deferrals were permitted under this plan after 1998.

Senior Management Deferred Compensation Plan of 1988 and Compensation Deferral Plan

Eligible managers were permitted to make elections under these plans to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions may be matched in this plan at the same rate that applied under the 401(k) plan in lieu of match in the 401(k) plan. Account balances are credited with interest during the calendar year at a rate determined annually by the Company, which may not be less than the Moody’s rate for the prior September. Distributions occur according to employee elections. Of the Named Executive Officers, only Mr. Stephenson has a balance in the Compensation Deferral Plan and only Mr. Watts has a balance in the Senior Management Deferred Compensation Plan of 1988.

Under the Senior Management Deferred Compensation Plan of 1988, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Watts had died at the end of 2012, his surviving spouse would have received monthly benefits of $487 beginning in December 2027.

Potential Payments Upon Change in Control

Change in Control

An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have continuity of its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Amounts under this plan payable to Mr. de la Vega would be offset by any payments Mr. de la Vega would receive under his agreement described on page 62, providing for the payment of benefits upon his termination of employment.

Description of Change in Control Severance Plan

The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. The Company is not responsible for the payment of excise taxes (or taxes on such payments).

AT&T – Page 74

In the event of a change in control and termination of employment, each covered officer will also be provided, at no cost to him or her, with financial counseling and life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier; provided, however, if the medical benefits cannot be provided on a non-taxable basis without penalty, these benefits would be provided on a taxable basis only for the applicable COBRA continuation period. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the “Pension Benefits” table for more information). The estimated annual incremental costs of these benefits that would have been provided if the continuing Named Executive Officers had left for “good reason” under the plan at the end of 2012, in excess of any amounts that would have been incurred as post-retirement benefits outside of the applicable plan, are outlined in the table below.

Additional Costs of Potential Benefits Under the Change in Control Severance Plan

Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
Stephenson	12,074	18,612	0
Stephens	34,260	13,500	24,000
de la Vega	16,742	10,848	0
Stankey	24,439	13,182	0
Watts	24,439	11,582	0

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. For the CEO, we eliminated a provision that defined “good reason” to include a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2012 in accordance with the Change in Control Severance Plan, the following estimated severance payments would have been paid in a lump sum:

Potential Change in Control Severance Payments

Name	Severance ($)
Stephenson	19,734,000
Stephens	6,144,450
de la Vega	7,534,800
Stankey	7,534,800
Watts	6,219,200

AT&T – Page 75

In addition, under the 2011 Incentive Plan and its predecessor plan, the 2006 Incentive Plan (Incentive Plans), as applicable, unvested restricted stock units (Mr. Stephens, only) or unvested restricted stock (Mr. Stankey, only) will vest if the grantee’s employment is terminated by the Company within two years following a change in control, or if the grantee terminates employment for good reason. A change in control under the Incentive Plans has substantially the same meaning as that in the Change in Control Severance Plan. “Good reason” for the Incentive Plans means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment. If the employment of these officers was terminated under these conditions at the end of 2012, the Named Executive Officers would be entitled to the vesting of restricted stock and units (if not already vested) that were valued as of December 31, 2012 as follows: Mr. Stephens—$3,330,447 and Mr. Stankey—$5,164,305.

Performance shares granted under the Incentive Plans do not vest in connection with a change in control or a subsequent termination of employment. After a change in control, the payout of the performance shares is based solely on the achievement of the pre-determined performance goals.

AT&T – Page 76

              Equity Compensation Plan Information

The following table provides information as of December 31, 2012, concerning shares of AT&T common stock authorized for issuance under AT&T’s existing equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	40,942,144	(1)	$28.93	111,324,462	(2)
Equity compensation plans not approved by security holders	426,256	(3)	$24.44	0
Total	41,368,400	(4)	$28.82	111,324,462

1.	Includes the issuance of stock in connection with the following stockholder approved plans: (a) 12,309,331 stock options under the 1996 Stock and Incentive Plan, 2001 Incentive Plan, and Stock Purchase and Deferral Plan (SPDP), (b) 1,915,366 phantom stock units under the Stock Savings Plan (SSP), 6,668,131 phantom stock units under the SPDP, 3,804,235 restricted stock units under the 2006 Incentive Plan, and 1,653,945 restricted stock units under the 2011 Incentive Plan, (c) 6,602,469 target number of stock-settled performance shares under the 2006 Incentive Plan, and (d) 3,390,791 target number of stock-settled performance shares under the 2011 Incentive Plan. At payout, the target number of performance shares may be reduced to zero or increased by up to 150%. Each phantom stock unit and performance share is settleable in stock on a 1-to-1 basis. The weighted-average exercise price in the table does not include outstanding performance shares or phantom stock units.

The SSP was approved by stockholders in 1994 and then was amended by the Board of Directors in 2000 to increase the number of shares available for purchase under the plan (including shares from the Company match and reinvested dividend equivalents) and shares subject to options. Stockholder approval was not required for the amendment. To the extent applicable, the amount shown for approved plans in column (a), in addition to the above amounts, includes 2,844,927 phantom stock units (computed on a first-in-first-out basis) and 1,737,897 stock options that were approved by the Board in 2000. Under the SSP, shares could be purchased with payroll deductions and reinvested dividend equivalents by mid-level and above managers and limited Company partial matching contributions. No new contributions may be made to the plan. In addition, participants received approximately 2 options for each share purchased with employee payroll deductions. The options have a 10-year term and a strike price equal to the fair market value of the stock on the date of grant.

2.	Includes 7,788,776 shares that may be issued under the SPDP, 82,815,070 shares that may be issued under the 2011 Incentive Plan, and up to 4,021,202 shares that may be purchased through reinvestment of dividends on phantom shares held in the SSP.

3.	Number of outstanding stock options under the 1995 Management Stock Option Plan (1995 MSOP), which has not been approved by stockholders. The 1995 MSOP provides for grants of stock options to management employees (10-year terms) subject to vesting requirements and shortened exercise terms upon termination of employment. No further options may be issued under this plan.

4.	Does not include certain stock options issued by companies acquired by AT&T that were converted into options to acquire AT&T stock. As of December 31, 2012, there were 2,622,363 shares of AT&T common stock subject to the converted options, having a weighted-average exercise price of $20.12. Also, does not include 78,006 outstanding phantom stock units that were issued by companies acquired by AT&T that are convertible into stock on a 1-to-1 basis, along with up to 60,660 shares that may be purchased with reinvested dividend equivalents paid on the outstanding phantom stock units. These units have no exercise price. No further phantom stock units, other than reinvested dividends, may be issued under the assumed plans. The weighted-average exercise price in the table does not include outstanding performance shares or phantom stock units.

AT&T – Page 77

              Other Business

Section 16(a) Beneficial Ownership Reporting Compliance

AT&T’s executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the SEC and the NYSE. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for two reports filed a week late resulting from a company grant of stock awards to Mr. Donovan and Mr. Geisse. The late reports were the result of an administrative error by the Company. In addition, we inadvertently reported de minimis holdings by Mr. McCallister’s spouse two days after the due date.

Availability of Corporate Governance Documents

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2012 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals and Director Nominees

Stockholder proposals intended to be included in the proxy materials for the 2014 Annual Meeting must be received by November 11, 2013. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

AT&T – Page 78

APPENDIX

Stock Purchase and Deferral Plan

APPENDIX

AT&T INC.

STOCK PURCHASE AND DEFERRAL PLAN

Adopted November 19, 2004

As amended through January 31, 2013

Article 1 – Statement of Purpose

The purpose of the Stock Purchase and Deferral Plan (“Plan”) is to increase stock ownership by, and to provide savings opportunities to, a select group of management employees of AT&T Inc. (“AT&T”) and its Subsidiaries.

Article 2 – Definitions

For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

Annual Bonus. The award designated the “Annual Bonus” by AT&T (including but not limited to an award that may be paid in more frequent installments than annually), together with any individual discretionary award made in connection therewith, or comparable awards, if any, determined by AT&T to be used in lieu of these awards.

Base Compensation. The following types of cash-based compensation paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Code:

(a) base salary;

(b) lump sum payments in lieu of a base salary increase; and

(c) Annual Bonus.

Payments by an Employer under a disability plan made in lieu of any compensation described above shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition. Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

Determinations by AT&T (the Committee with respect to Officer Level Employees) of the items that make up Base Compensation shall be final. The Committee may, from time to time, add or subtract types of compensation to or from the definition of “Base Compensation” provided, however, any such addition or subtraction shall be effective only with respect to the next period in which a Participant may make an election to establish a Share Deferral Account. Base Compensation that was payable in a prior Plan Year but paid in a later Plan Year shall not be used to determine Employee Contributions or Matching Contributions in such later Plan Year.

Business Day. Any day during regular business hours that AT&T is open for business.

Appendix – Page A-1

Change in Control. With respect to AT&T’s direct and indirect ownership of an Employer, a “Change in the effective control of a Corporation,” as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(1), regardless of whether the Employer is a corporation or non corporate entity as permitted by the regulation, and using “50 percent” in lieu of “30 percent” in such regulation. A Change in Control will not apply to AT&T itself.

Chief Executive Officer. The Chief Executive Officer of AT&T Inc.

Code. References to the Code shall be to provisions of the Internal Revenue Code of 1986, as amended, including regulations promulgated thereunder and successor provisions. Similarly, references to regulations shall include amendments and successor provisions.

Committee. The Human Resources Committee of the Board of Directors of AT&T Inc.

Disability. Absence of an Employee from work with an Employer under the relevant Employer’s disability plan.

Eligible Employee. An Employee who:

(a) is a full or part time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty or Leave of Absence (but only while such Employee is deemed by the Employer to be an Employee of such Employer);

(b) is, as determined by AT&T, a member of Employer’s “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), which is deemed to include each Officer Level Employee; and

(c) has an employment status which has been approved by AT&T to be eligible to participate in this Plan or is an Officer Level Employee.

Notwithstanding the foregoing, AT&T (the Committee with respect to Officer Level Employees) may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be permitted to make Employee Contributions during a particular time for any reason, that individual shall not be permitted to make such contributions for purposes of the Plan for the period of time prior to such determination.

Employee. Any person employed by an Employer and paid on an Employer’s payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

Employee Contributions. Amounts credited to a Share Deferral Account pursuant to Section 4.1 (Election to Make Contributions) of the Plan.

Employer. AT&T Inc. or any of its Subsidiaries.

Exercise Price. The price per share of Stock purchasable under an Option.

Appendix – Page A-2

Fair Market Value or FMV. In valuing Stock or any other item subject to valuation under this Plan, the Committee may use such index or measurement as the Committee may reasonably determine from time to time, and such index or measurement shall be the FMV of such Stock or other item, provided that for purposes of determining the Exercise Price of Stock Options, the Committee shall use a value consistent with the requirements of Section 409A. In the absence of such action by the Committee, FMV means, with respect to Stock, the closing price on the New York Stock Exchange (“NYSE”) of the Stock on the relevant date, or if on such date the Stock is not traded on the NYSE, then the closing price on the immediately preceding date such Stock is so traded.

Leave of Absence. Where a person is absent from employment with an Employer on a leave of absence, military leave, sick leave, or Disability where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time, and the Employee is reasonably expected to return to service. Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the Employee shall Terminate Employment upon termination of such leave if the Employee does not return to work prior to or upon expiration of such six (6) month period, unless the individual retains a right to reemployment under law or by contract. A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the Employee being “disabled” (within the meaning of Treasury Regulation §1.409A-3(i)(4)). A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the Employee has incurred a Termination of Employment.

Officer Level Employee. Any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934, as amended, and any Employee that is an “officer level” Employee for compensation purposes as shown on the records of AT&T.

Options or Stock Options. Options to purchase Stock issued pursuant to this Plan.

Participant. An Employee or former Employee who participates in this Plan.

Plan Year. Each of the following shall be a Plan Year: the period January 1, 2005, through January 15, 2006; the period January 16, 2006, through December 31, 2006; and, for all later Plan Years, it is defined as the period from January 1 through December 31.

Retirement or Retire. Termination of Employment on or after the earlier of the following dates, unless otherwise provided by the Committee: (a) for Officer Level Employees, the date the Participant is at least age 55 and has five (5) years of Net Credited Service; or (b) the date the Participant has attained one of the following combinations of age and Net Credited Service:

Net Credited Service	Age
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as “Pension Eligibility Service” under the AT&T Pension Benefit Plan – Nonbargained Program (“Pension Plan”), as amended from time to time, except that service with an Employer shall be counted as though the Employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

Appendix – Page A-3

Senior Manager. Any Employee who is a “senior manager” for compensation purposes as shown on the records of AT&T.

Shares or Share Units. An accounting entry representing the right to receive an equivalent number of shares of Stock.

Share Deferral Account or Account. The Account or Accounts established annually by an election by a Participant to make Employee Contributions to the Plan, with each Account relating to a Plan Year. For each Plan Year after 2008, there shall be (1) a separate Share Deferral Account for Share Units purchased with Employee Contributions of Base Compensation (excluding Annual Bonus) and related Matching Share Units and (2) a separate Share Deferral Account for Share Units purchased with Employee Contributions of Short Term Incentive Award and/or Annual Bonus and any related Matching Share Units. Earnings on Share Units and Matching Share Units shall accrue to the respective Share Deferral Accounts where they are earned.

Short Term Incentive Award. A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, together with any individual discretionary award made in connection therewith; an award under a similar plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan, including, but not limited to, Performance Units granted under the 2006 Incentive Plan or any successor plan. It shall also include any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award) provided the deferral election is made in accordance with Section 409A.

Specified Employee. Any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

Stock. The common stock of AT&T Inc.

Subsidiary. Any corporation, partnership, venture or other entity or business with which AT&T would be considered a single employer under Sections 414(a) and (c) of the Code, using 50% as the ownership threshold as provided under Section 409A of the Code.

Termination of Employment. References herein to “Termination of Employment,” “Terminate Employment” or a similar reference, shall mean the event where the Employee has a “separation from service,” as defined under Section 409A, with all Employers. For purposes of this Plan, a Termination of Employment with respect to an Employer shall be deemed to also occur when such Employer incurs a Change in Control.

Article 3 – Administration of the Plan

3.1	The Committee.

Except as delegated by this Plan or by the Committee, the Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and determine all questions of administration, interpretation and application of the Plan, including, without limitation, questions and determinations of eligibility, entitlement to benefits and payment of benefits, all in its sole and absolute discretion. The Committee may further establish, adopt or revise such rules and regulations and such additional

Appendix – Page A-4

terms and conditions regarding participation in the Plan as it may deem necessary or advisable for the administration of the Plan. References in this Plan to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chief Executive Officer, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person. All decisions by the Committee, its delegate or AT&T, as applicable, shall be final and binding.

3.2	Authorized Shares of Stock.

(a) Except as provided below, the number of shares of Stock which may be distributed pursuant to the Plan, exclusive of Article 8—Options, is 46,000,000. The number of shares of Stock which may be issued pursuant to the exercise of Stock Options is 34,000,000 (together with an equal number of Stock Options). In determining the number of authorized shares remaining available for issuance, shares withheld for taxes in a distribution shall not be considered issued and shall not reduce the number of authorized shares. When an Option is exercised, the authorized shares of Stock that may be issued pursuant to an Option exercise shall be reduced by the number of Options so exercised. To the extent an Option issued under this Plan is canceled, terminates, expires, or lapses for any reason, such Option shall again be available for issuance under the Plan. Conversions of Stock awards into Share Units and their eventual distribution (excluding the effects of any dividends on such Share Units) shall count only against the limits of the plans from which they originated and shall not be applied against the limits in this Plan. To the extent Share Units are credited through deferrals of Stock or Employee Contributions where the distribution of which would be deductible by AT&T under Section 162(m) of the Code without regard to the size of the distribution, and such deductible Share Units are available for distribution, such Share Units shall be distributed first.

(b) In the event the Committee determines that continuing the issuance of Share Units under the Plan or Stock Options under the Plan may cause the number of shares of Stock that are to be distributed under this Plan or the number of Stock Options (as determined pursuant to subsection (a), above) to exceed the number of authorized shares of Stock, then in lieu of distributing Stock, the Committee may provide after such determination and only with respect to Share Units that have not theretofore been credited to a Share Deferral Account, that such Share Units may be settled in cash equal to the value of the Stock that would otherwise be distributed based on the FMV of the Stock on the date of the distribution of such Share Unit. The Committee may also provide after such determination and only with respect to Stock Options that have not theretofore been issued that such Stock Options may only be settled on a Net-Settled basis in cash equal to the value of the Stock that would otherwise be distributed based on the FMV of the Stock on the day of exercise.

(c) In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or other change in the corporate structure of AT&T affecting the shares of Stock (including a conversion of Stock into cash or other property), such adjustment shall be made to the number and class of the shares of Stock which may be delivered under the Plan (including but not limited to individual limits), and in the number and class of and/or price of shares of Stock subject to outstanding Options granted under the Plan, and/or in the number of outstanding Options and Share Units, or such other adjustment determined by the Committee, in each case as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

3.3	Claims and Appeals.

(a) Claims. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Administration Department at its then principal place of business.

Appendix – Page A-5

(b) Claim Decision. Upon receipt of a claim, the AT&T Executive Compensation Administration Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Administration Department determines that special circumstances require an extension of time beyond the initial ninety (90)- day claim review period, the AT&T Executive Compensation Administration Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Administration Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Administration Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.

If the claim is denied by the AT&T Executive Compensation Administration Department, in whole or in part, the AT&T Executive Compensation Administration Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth: (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the Plan’s procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under this section and for conducting the review under this section; and (vi) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under this section.

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in this section, the Claimant may request in writing that the Committee review the determination of the AT&T Executive Compensation Administration Department. Such request must be addressed to the Committee at the address for giving notice in this Plan. To assist the Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Committee. If the Claimant does not request a review by the Committee of the AT&T Executive Compensation Administration Department’s decision within such sixty (60)-day period, the Claimant shall be barred and stopped from challenging the determination of the AT&T Executive Compensation Administration Department.

(d) Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, the Administrator will review the decision of the AT&T Executive Compensation Administration Department. If the Committee determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Committee shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Committee expects to render its decision on the review of the claim. If this notice is provided, the Committee may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.

During its review of the claim, the Committee shall:

(1) Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to this section;

Appendix – Page A-6

(2) Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Plan documents; and

(3) Follow reasonable procedures to ensure that the applicable Plan provisions are applied to the Participant to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Participants.

After considering all materials presented by the Claimant, the Committee will render a decision, written in a manner designed to be understood by the Claimant. If the Committee denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Plan on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Committee and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

The Committee shall serve as the final review committee under the Plan and shall have sole and complete discretionary authority to administer, interpret, construe and apply the Plan provisions, and determine all questions of administration, interpretation, construction, and application of the Plan, including questions and determinations of eligibility, entitlement to benefits and the type, form and amount of any payment of benefits, all in its sole and absolute discretion. The Committee shall further have the authority to determine all relevant facts and related issues, and all documents, records and other information relevant to a claim conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan. Decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.

In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this section before they seek any other legal recourse regarding claims for benefits.

Article 4 – Contributions

4.1	Election to Make Contributions.

(a) The Committee shall establish dates and other conditions for participation in the Plan and making contributions as it deems appropriate. Except as otherwise provided by the Committee, each year an Employee who is an Eligible Employee as of September 30 may thereafter make an election on or prior to the last Business Day of the immediately following November (such election shall be cancelled if the Employee is not an Eligible Employee on the last day such an election may be made) to contribute on a pre-tax basis, through payroll deductions, any combination of the following:

(1) From 6% to 30% (in whole percentage increments) of the Participant’s monthly Base Compensation, other than Annual Bonus, during the calendar year (the Plan Year for such contributions) following the calendar year of such election. The Employee Contributions shall be used to acquire Share Units to be credited to the Share Deferral Account for that Plan Year.

(2) Up to 95% (in whole percentage increments or limited to the target amount) of a Short Term Incentive Award, or from 6% to 30% (in whole percentage increments) of Annual Bonus, in each case such contributions shall be made during the second calendar year (which is the Plan Year for such contributions) following the year of such election, except that in 2008 a separate election may be made with respect to contributions to be made in 2009. An Employee may make such an election with respect to the type of Award (Short Term Incentive Award or Annual Bonus) that the Employee is under as of the

Appendix – Page A-7

time the Employee’s eligibility to make such election is determined. If because of a promotion or otherwise, the Employee receives a different type of Award instead of, or in partial or full replacement for, the type of Award subject to the Employee’s election for the relevant Plan Year, the election will apply to the other Award as well, including but not limited to any individual discretionary award related thereto.

(b) The Committee may permit an Eligible Employee to make an election to purchase Share Units under this Plan with compensation other than Base Compensation or Short Term Incentive Awards on such terms and conditions as such Committee may permit from time to time, provided that any such election is made in accordance with Section 409A of the Code. In no event shall an acquisition of Share Units pursuant to this paragraph (b) or pursuant to the conversion of a right to receive Stock into Share Units (such as through a distribution of Stock under the 2001 Incentive Plan) result in the crediting of an AT&T Matching Contribution or Options.

(c) Notwithstanding anything to the contrary in this Plan, no election shall be effective to the extent it would permit an Employee Contribution or distribution to be made that is not in compliance with Section 409A of the Code. To the extent such election related to Employee Contributions that complied with such statute and regulations thereunder, that portion of the election shall remain valid, except as otherwise provided under this Plan.

(d) To the extent permitted by Section 409A of the Code, AT&T may refuse or terminate, in whole or in part, any election to purchase Share Units in the Plan at any time; provided, however, that only the Committee may take such action with respect to persons who are Officer Level Employees.

(e) In the event the Participant takes a hardship withdrawal pursuant to Treasury Regulation §1.401(k)-1 from a benefit plan qualified under the Code and sponsored by an Employer, any election to make Employee Contributions by such Participant shall be cancelled on a prospective basis, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

4.2	Purchase of Share Units.

(a) Employee Contributions (as well as any corresponding AT&T Matching Contributions) shall be made pursuant to a proper election, only during the Participant’s lifetime; provided, however, with respect to Employee Contribution elections made prior to 2007, the Employee must remain an Eligible Employee while making any such contributions. In the event of a Change in Control of an Employer, subsequent compensation from the Employer may not be contributed to the Plan. The Employer may continue the then current elections of the participants under a subsequent plan in order to comply with applicable tax laws.

(b) The number of Share Units purchased by a Participant during a calendar month shall be found by dividing the Participant’s Employee Contributions during the month by the FMV of a share of Stock on the last day of such month.

(c) A contribution to the Plan shall be made when the compensation – from which the contribution is to be deducted – is to be paid (“paid,” as used in this Plan, includes amounts contributed to the Plan that would have been paid were it not for an election under this Plan), as determined by the relevant Employer. The Committee may modify or change this paragraph (c) from time to time.

4.3	Reinvestment of Dividends.

In the month containing a record date for a cash dividend on Stock, each Share Deferral Account shall be credited with that number of Share Units equal to the declared dividend per share of Stock, multiplied by the number of Share Units held in such Share Deferral Account as of such record date, and dividing the product by the FMV of a share of Stock on the last day of such month.

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Article 5 – AT&T Matching Contributions

5.1	AT&T Match.

(a) Each month AT&T shall credit the Participant’s relevant Share Deferral Account with the number of “Matching Share Units” found by taking eighty percent (80%) of the Participant’s Employee Contributions from Base Compensation made to this Plan and to the Cash Deferral Plan during the month with respect to the first six percent (6%) of the Participant’s monthly Match Eligible Compensation (as defined below) and dividing the resulting figure by the FMV of the Stock on the last day of such month (such resulting amount shall be the “Matching Contribution”). The monthly “Match Eligible Compensation” shall be the sum of:

(1) the monthly Employee Contributions from Base Compensation to this Plan and the Cash Deferral Plan (in the aggregate, “Deferred BC”), plus

(2) the amount of the Participant’s monthly Base Compensation in excess of the Deferred BC (“Non-Deferred BC”) but only to the extent such monthly Non-Deferred BC, when aggregated with the Participant’s total Non-Deferred BC for prior months in such Plan Year, as determined by the relevant Employer, exceeds the limit in effect under Section 401(a)(17) of the Code applicable with respect to such Plan Year.

The foregoing formula shall apply regardless of whether or not the Participant makes contributions to a 401(k) plan.

A Participant may receive Matching Share Units in a Share Deferral Account for a particular form of compensation only if the Participant is then making contributions to the same Share Deferral Account; provided, however, this condition shall not apply for purposes of determining under Section 5.1(a)(2) whether the limit described therein has been reached.

As provided in the definition of Share Deferral Account, Matching Share Units shall be credited to the respective Share Deferral Account that is related to the same form of Employee Contributions (either (1) Base Compensation excluding Annual Bonus or (2) Annual Bonus).

(b) In the sole discretion of the Committee, in the event the Committee reduces the number of Options that AT&T issues for each Share Unit purchased, the Committee may provide for the contribution of a Bonus Matching Contribution on such terms as the Committee determines. Such Bonus Matching Contribution may not exceed 20% of the Participant’s Employee Contributions for the month. The Bonus Matching Contribution shall be subject to such terms and conditions as required by the Committee and, unless otherwise provided by the Committee, to the same distribution requirements as Matching Contributions. Pursuant to the foregoing authority and until otherwise provided by the Committee, effective for Share Accounts created pursuant to Employee Contribution elections where such elections are made after January 1, 2010, AT&T shall make Bonus Matching Contributions equal to 20% of the Participant’s monthly Employee Contributions from each of Base Compensation and Short Term Incentive Award (not to exceed the target amount of such award, which limit shall be pro rated for any partial year award). Such Bonus Matching Contribution shall be used to purchase that number of Matching Share Units found by dividing the relevant Bonus Matching Contribution for the month by the FMV of the Stock on the last day of such month.

5.2	Distribution of Share Units Acquired with Matching Contributions.

A Participant’s Matching Share Units shall be distributed in a lump sum, in accordance with the Plan’s distribution provisions, in the earlier of: (a) the calendar year following the calendar year of the Termination of Employment of the Participant, or (b) the calendar year in which the Participant reaches age 55, in each case only with respect to Matching Share Units relating to Share Deferral Accounts for Plan Years before such distribution calendar year.

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Matching Share Units acquired as part of a Share Deferral Account that commences in or after the calendar year the Employee reaches age 55 or after the calendar year in which the Employee Terminates Employment will be distributed in the same manner and time as other Share Units in such Share Deferral Account.

Notwithstanding anything to the contrary in this section, Matching Share Units acquired in 2008 and later shall be distributed at the same time as other Share Units (including those acquired with Employee Contributions) in the same Share Deferral Account.

Article 6 – Distributions

6.1	Distributions of Share Units.

(a) Initial Election with Respect to a Share Deferral Account. At the time the Participant makes an election to make Employee Contributions with respect to a Share Deferral Account, the Participant shall also elect the calendar year the Share Deferral Account shall be distributed, which may be from the first through fifth calendar years after the Plan Year the Account commenced (except as otherwise provided in this Plan with respect to Matching Share Units). For example, if an Account commenced in 2005, the Participant may elect to commence the distribution in any calendar year from and including 2006 to and including 2010. If no timely distribution election is made by the Participant, then the Participant will be deemed to have made an election to have the Share Deferral Account distributed in a single installment in the first calendar year after the calendar year the Account commenced.

(b) Election to Delay a Scheduled Distribution. A Participant may elect to defer a scheduled distribution of a Share Deferral Account for five (5) additional calendar years beyond that previously elected (except as otherwise provided in this Plan with respect to Matching Share Units). Unless otherwise provided by the Committee, the election to defer the distribution must be made on or after October 1, and on or before the last Business Day of the next following December, of the calendar year that is the second calendar year preceding the calendar year of the relevant scheduled distribution. To make this election, the Participant must be an Eligible Employee both on the September 30 immediately preceding such election and on the last day such an election may be made. For example, an election to defer a scheduled distribution in 2010 must be made during the period from October 1, 2008, through the last business day of December 2008, and the Participant must be an Eligible Employee both on September 30, 2008, and the last business day of December 2008. An election to defer the distribution of a Share Deferral Account may not be made in the same calendar year that the election to establish the Share Deferral Account is made. Notwithstanding anything to the contrary in this Plan, (1) an election to defer the distribution of a Share Deferral Account must be made at least 12 months prior to the date of the first scheduled payment under the prior distribution election and (2) the election shall not take effect until at least 12 months after the date on which the election is made.

(c) A Participant’s Share Deferral Account shall be distributed to the Participant on March 10 (or as soon thereafter as administratively practicable as determined by AT&T) of the calendar year elected by the Participant for that Account. In the event the distribution is to be made to a “Specified Employee” as a result of the Participant’s Termination of Employment (other than as a result of a Change in Control), the distribution shall not occur until the later of such March 10 or six (6) months after the Termination of Employment, except it shall be distributed upon the Participant’s earlier death in accordance with this Plan.

6.2	Death of the Participant.

In the event of the death of a Participant, notwithstanding anything to the contrary in this Plan, all undistributed Share Deferral Accounts shall be distributed to the Participant’s beneficiary in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time, within the later of 90 days following such determination or the end of the calendar year in which determination was made.

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6.3	Unforeseeable Emergency Distribution.

If a Participant experiences an “Unforeseeable Emergency,” the Participant may submit a written petition to AT&T (the Committee in the case of Officer Level Employees), to receive a partial or full distribution of his Share Deferral Account(s). In the event that AT&T (the Committee in the case of Officer Level Employees), upon review of the written petition of the Participant, determines in its sole discretion that the Participant has suffered an “Unforeseeable Emergency,” AT&T shall make a distribution to the Participant from the Participant’s Share Deferral Accounts (other than Matching Share Units), on a pro-rata basis, within the later of 90 days following such determination or the end of the calendar year in which determination was made, subject to the following:

(a) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s legal spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(b) The amount of a distribution to be made because of an Unforeseeable Emergency shall not exceed the lesser of (i) the FMV of the Participant’s vested Share Deferral Account, calculated as the date on which the amount becomes payable, as determined by AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, and (ii) the amount reasonably necessary, as determined by the AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available if the plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency. The determination of amounts reasonably necessary to satisfy the Unforeseeable Emergency need is not required to, but may, take into account any additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation §1.409A-6.

(c) Upon such distribution on account of an Unforeseeable Emergency under this Plan, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

6.4	Ineligible Participant.

Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual’s continued participation in the Plan would violate applicable law, then such person shall not make further contributions to the Plan to the extent permitted by Section 409A of the Code.

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6.5	Distribution Process.

A Share Deferral Account shall be distributed under this Plan by taking the number of Share Units comprising the Account to be distributed and converting them into an equal number of shares of Stock. (Once distributed, a Share Unit shall be canceled.)

Article 7 – Transition Provisions

7.1	Stockholder Approval.

The Plan was approved by Stockholders at the 2005 Annual Meeting of Stockholders.

7.2	2005 Share Deferral Accounts.

Notwithstanding Article 4 to the contrary, if an Employee is an Eligible Employee on September 30, 2004, the Employee may make an election under Article 4 on or prior to December 15, 2004, with respect to the establishment of a Share Deferral Account for the (i) contribution of Base Compensation and/or Short Term Incentive Awards paid during the period from January 1, 2005, through January 15, 2006, which shall be the Plan Year for such Share Deferral Account; and/or (ii) the conversion of a distribution of Stock that would be made during the same Plan Year pursuant to the 2001 Incentive Plan into an equal number of Share Units, so long as such conversion would not cause the recognition of income for Federal income tax purposes in respect of such distribution of Stock prior to distribution of Share Units under this Plan.

7.3	2007 Amendments.

(a) Amendments made to the Plan on November 15, 2007, shall be effective January 1, 2008. except for amendments to this Article 7, which shall be effective upon adoption. Any Participants electing prior to November 15, 2007, to make Employee Contributions in 2008 shall have their elections canceled if they do not consent by December 14, 2007, to all prior amendments to this Plan and to the Cash Deferral Plan. Subject to the foregoing consent requirements, all Employee Contribution elections made prior to 2008, including but not limited to elections to contribute Stock that would be distributed under the 2001 Incentive Plan or a successor plan, shall remain in force, subject to all other terms of the amended Plan. In addition, all unvested but not forfeited Matching Share Units shall vest on November 15, 2007. Matching Shares that have been forfeited shall not be reinstated, and no amendment to this Plan shall be interpreted as reinstating such forfeitures.

(b) Not withstanding anything to the contrary in this Plan, a Participant who as of December 29, 2006, was eligible for an additional payment pursuant to Section 4A of the BellSouth Corporation Executive Incentive Award Deferral Plan shall not, with respect to the 2008 Plan Year, receive Matching Share Units on Base Compensation that exceeds $230,000.

7.4	2008 Amendments.

For Plan Years prior to 2009, Participants who, at the time of the determination of their eligibility to participate in an Account, are paid through a “sales plan” involving the use of commissions may elect to contribute up to 40% of Base Compensation. For the 2008 Plan Year, only Salary and Short Term Incentive Awards paid after Termination of Employment may be contributed to the Plan.

Article 8 – Options

8.1	Grants.

Options may be issued in definitive form or recorded on the books and records of AT&T for the account of the Participant, at the discretion of AT&T. If AT&T elects not to issue the Options in definitive form, they shall be deemed issued, and the Participants shall have all rights incident thereto as if they were issued on the dates provided herein, without further action on the part of AT&T or the Participant. In addition to the terms herein, all Options shall be subject to such additional provisions and limitations as provided in any Administrative

Appendix – Page A-12

Procedures adopted by the Committee prior to the issuance of such Options. The number of Options issued to a Participant shall be reflected on the Participant’s annual statement of account.

8.2	Term of Options.

The Options may only be exercised: (a) after the earlier of (i) the expiration of one (1) year from date of issue or (ii) the Participant’s Termination of Employment, and (b) no later than the tenth (10th) anniversary of their issue; and Options shall be subject to earlier termination as provided herein.

8.3	Exercise Price.

The Exercise Price of an Option shall be the FMV of the Stock on the date of issuance of the Option, and an Option may not be repriced.

8.4	Issuance of Options.

(a) For each Share Deferral Account established by a Participant pursuant to an Employee Contribution election where such election was made prior to January 1, 2010:

(1) on June 15 of the Plan Year for the Share Deferral Account, the Participant shall receive two (2) Options for each Share Unit acquired by the Participant as part of such Share Deferral Account during the immediately preceding January through May period with Employee Contributions of Base Compensation and/or Short Term Incentive Award. A fractional number of Options shall be rounded up to the next whole number.

(2) on the February 15 immediately following the Plan Year for the Share Deferral Account, a Participant shall receive:

(i) two (2) Options for each Share Unit acquired by the Participant as part of such Share Deferral Account during the immediately preceding June through the remainder of the relevant Plan Year with Employee Contributions of Base Compensation and/or Short Term Incentive Award; and

(ii) two (2) Options for each Share Unit acquired prior to such date by the Participant with dividend equivalents that were derived, directly or indirectly (such as dividend equivalents paid on Share Units acquired with dividend equivalents), from Share Units acquired with Employee Contributions as part of such Share Deferral Account.

(b) A fractional number of Options shall be rounded up to the next whole number.

(c) If Stock is not traded on the NYSE on any of the foregoing Option issuance dates, then the Options shall not be issued until the next such day on which Stock is so traded.

(d) If a Participant Terminates Employment other than (i) while Retirement eligible or (ii) because of death or Disability, no further Options shall be issued to or with respect to such Participant. In the event of re-Employment following a Termination of Employment, the preceding sentence shall not apply to those Options resulting from participation in the Plan after such re-Employment until a subsequent Termination of Employment.

(e) No more than 400,000 Options shall be issued to any individual under this Plan during a calendar year. No Share Unit may be counted more than once for the issuance of Options.

(f) The Committee may, in its sole discretion, at any time, increase or lower the number of Options that are to be issued for each Share Unit acquired, not to exceed two (2) Options per Share Unit purchased. However, if the Committee lowers the number of Options, then such change shall only be effective with respect to the next Share Deferral Account a Participant may elect to establish.

Appendix – Page A-13

(g) The Committee may also, at any time and in any manner, limit the number of Options which may be acquired as a result of the Short Term Incentive Award being contributed to the Plan. Further, except as otherwise provided by the Committee, in determining the number of Options to be issued to a Participant with respect to a Participant’s contribution of a Short Term Incentive Award to the Plan and subsequent crediting of Share Units, Options may be issued only with respect to an amount which does not exceed the target amount of such award (or such other portion of the award as may be determined by the Committee). Where a Participant’s election to contribute a Short Term Incentive Award to the Plan becomes applicable to Annual Bonus, the above limitation on options shall apply to the contribution of Annual Bonus as though it were a Short Term Incentive Award.

(h) No options shall be issued to or in respect of a Participant for a particular issuance, unless at least ten (10) Options will be issued to that Participant.

8.5	Exercise and Payment of Options.

Options shall be exercised by providing notice to the designated agent selected by AT&T (if no such agent has been designated, then to AT&T), in the manner and form determined by AT&T, which notice shall be irrevocable, setting forth the exact number of shares of Stock with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, AT&T or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a share of Stock.

Exercises of Options may be effected only on days and during the hours that the New York Stock Exchange is open for regular trading or as otherwise provided or limited by AT&T. If an Option expires on a day or at a time when exercises are not permitted, then the Options may be exercised no later than the immediately preceding date and time that the Options were exercisable.

The Exercise Price shall be paid in full at the time of exercise. No Stock shall be issued or transferred until full payment has been received therefore.

Payment may be made:

(a) in cash, or

(b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as AT&T may impose from time to time, and further subject to suspension or termination of this provision by AT&T at any time, by:

(i) electing a Stock-Settled Exercise on or after February 1, 2013. Upon exercise of Options through a Stock-Settled Exercise, the Participant shall receive that number of shares of Stock found by (1) subtracting the Exercise Price of an Option being exercised (on a per share basis) from the FMV of the Stock as of the immediately preceding day that the Stock was traded on the NYSE, (2) multiplying the difference by the number of Options being exercised, and (3) dividing the result by the same FMV. For example, a Participant exercises 1,000 Options with an Exercise Price of $30 (exercises may only occur on a day when the NYSE is open for regular trading) and the FMV for the immediately preceding trading day was $40. In that case, the Participant would receive his $10,000 profit in the form of 250 shares of Stock, subject to tax withholding and any other costs provided under this Plan.

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or;

(ii) if AT&T has designated a stockbroker to act as AT&T’s agent to process Option exercises, issuance of an exercise notice to such stockbroker together with instructions irrevocably instructing the stockbroker: (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sell order) a sufficient portion of the Stock to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to AT&T. In the event the stockbroker sells any Stock on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and AT&T disclaims any responsibility for the actions of the stockbroker in making any such sales. No Stock shall be issued until the settlement date and until the proceeds (equal to the Exercise Price and tax withholding) are paid to AT&T.

8.6	Restrictions on Exercise and Transfer.

No Option shall be transferable except: (a) upon the death of a Participant in accordance with AT&T’s Rules for Employee Beneficiary Designations, as the same may be amended from time to time; and (b) in the case of any holder after the Participant’s death, only by will or by the laws of descent and distribution. During the Participant’s lifetime, the Participant’s Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including but not limited to an executor or administrator of a decedent’s estate) or his or her guardian or legal representative. In each such case the Option holder shall be considered a Participant for the limited purpose of exercising such Options.

8.7	Termination of Employment.

(a) Not Retirement Eligible. Unless otherwise provided by the Committee, if a Participant Terminates Employment while not Retirement eligible, a Participant’s Options may be exercised, to the extent then exercisable:

(i) if such Termination of Employment is by reason of death or Disability, then for a period of three (3) years from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter; or

(ii) if such Termination of Employment is for any other reason, then for a period of one (1) year from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter.

(b) Retirement Eligible. Unless otherwise provided by the Committee, if a Participant Terminates Employment while Retirement eligible, the Participant’s Option may be exercised, to the extent then exercisable: (i) for a period of five (5) years from the date of Retirement or (ii) until the expiration of the stated term of such Option, whichever period is shorter.

(c) Re-Employment of a Participant after a Termination of Employment shall have no effect on the periods during which Options resulting from the prior Employment may be exercised. For example, if the Option exercise period has been shortened because of the prior Termination of Employment, it shall not be extended because of the re-Employment.

(d) Notwithstanding any other definition of Termination of Employment under this Plan, for purposes of this Article 8 – Options only, a Termination of Employment shall mean the cessation of the Employee being employed by any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest, including but not limited to where AT&T ceases to hold such interest in

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the employing company. In addition, the definition of Retirement for purposes of this Article 8 shall use the immediately foregoing definition of Termination of Employment in lieu of any other definition.

Article 9 – Discontinuation, Termination, Amendment

9.1	AT&T’s Right to Discontinue Offering Share Units.

The Committee may at any time discontinue offerings of Share Units under the Plan. Any such discontinuance shall have no effect upon existing Share Units or the terms or provisions of this Plan as applicable to such Share Units.

9.2	AT&T’s Right to Terminate Plan.

The Committee may terminate the Plan at any time. Upon termination of the Plan, contributions shall no longer be made under the Plan.

After termination of the Plan, Participants shall continue to earn dividend equivalents in the form of Share Units on undistributed Share Units and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant’s elections and this Plan. Notwithstanding the foregoing, the termination of the Plan shall be made solely in accordance with Section 409A of the Code and in no event shall cause the accelerated distribution of any Account unless such termination is effected in accordance with Section 409A of the Code.

9.3	Amendment.

The Committee may at any time amend the Plan in whole or in part including but not limited to changing the formulas for determining the amount of AT&T Matching Contributions under Article 5 or decreasing the number of Options to be issued under Article 8; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, a Share Deferral Account of the Participant, other than as provided elsewhere in this section. For purposes of this section, an alteration to the material detriment of a Participant shall include, but not be limited to, a material reduction in the period of time over which Stock may be distributed to a Participant, any reduction in the Participant’s number of vested Share Units or Options, or an increase in the Exercise Price or decrease in the term of an Option. Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to acquire Share Units with Employee Contributions shall be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Notwithstanding anything to the contrary contained in this section of the Plan, the Committee may modify this Plan with respect to any person subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) to place additional restrictions on the exercise of any Option or the transfer of any Stock not yet issued under the Plan.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees with in the meaning of Sections 201(2) and 301(a)(3) of ERISA. To the extent legally required, the Code and ERISA shall govern the Plan, and if any provision hereof is in violation of an applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith to the extent permitted under the Code and ERISA. The Company also reserves the right to make such other changes as may facilitate implementation of Section 409A of the Code. Provided, however, that in no event shall any such amendments be made in violation of the requirements of Section 409A of the Code.

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Article 10 – Miscellaneous

10.1	Tax Withholding.

Upon distribution of Stock, including but not limited to, shares of Stock issued upon the exercise of an Option, AT&T shall withhold shares of Stock sufficient in value, using the FMV on the date determined by AT&T to be used to value the Stock for tax purposes, to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution. Employment taxes incurred by a Participant on Employee Contributions and on Matching Contributions shall be withheld from the Participant’s regular wages or paid in cash by the Participant as they become due.

Any fractional share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of AT&T, paid in cash to the Participant.

Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker pursuant to Section 8.5, hereof, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the FMV of the Stock.

10.2	Elections and Notices.

Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions of Share Deferral Accounts shall become irrevocable at the close of business on the last day to make such election. AT&T may limit the time an election may be made in advance of any deadline.

If not otherwise specified by this Plan or AT&T, any notice or filing required or permitted to be given to AT&T under the Plan shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President in charge of Human Resources for AT&T or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant’s e-mail address as shown on the records of AT&T. It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

By participating in the Plan, each Participant agrees that AT&T may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through AT&T’s Internet Web site or by other electronic means.

10.3	Unsecured General Creditor.

Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer. No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of each

Appendix – Page A-17

Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to distribute shares of Stock corresponding to Share Units and Options, under the Plan.

10.4	Non-Assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, shares of Stock corresponding to Share Units under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the Stock distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5	Employment Not Guaranteed.

Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

10.6	Errors.

At any time AT&T or an Employer may correct any error made under the Plan without prejudice to AT&T or any Employer. Neither AT&T nor any Employer shall be liable for any damages resulting from failure to timely allow any contribution to be made to the Plan or for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan. In no event shall AT&T or any Employer be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

10.7	Captions.

The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

10.8	Governing Law.

To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

Because benefits under the Plan are granted in Texas, records relating to the Plan and benefits thereunder are located in Texas, and the Plan and benefits thereunder are administered in Texas, AT&T and the Participant under this Plan, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or Federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any benefits under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any benefits or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate Federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

Appendix – Page A-18

10.9	Plan to Comply with Section 409A.

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

10.10	Successors and Assigns.

This Plan shall be binding upon AT&T and its successors and assigns.

10.11	Loyalty Conditions for Officer Level Employees and Senior Managers.

Each Officer Level Employee or a Senior Manager who elects to make Employee Contributions under Section 4.1 of this Plan shall be subject to the agreements and conditions of this section.

By making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009, a Participant acknowledges that AT&T would be unwilling to provide for such an election but for the loyalty conditions and covenants set forth in this section, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan benefits for the Participants. Accordingly, as a condition to making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009, each such electing Participant is deemed to agree that he shall not, without obtaining the written consent of the Committee in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this section.

Definitions. For purposes of this section and of the Plan generally:

an “Employer Business” shall mean AT&T Inc. and any of its Subsidiaries, or any business in which they or any affiliate of theirs has a substantial ownership or joint venture interest;

“engaging in competition with AT&T” shall mean, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in competition with AT&T” shall not include owning a non-substantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

“engaging in conduct disloyal to AT&T” means, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or any of its Subsidiaries during the one (1) year prior to the Participant’s Termination of Employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or any of its Subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination) to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any of its Subsidiaries; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business,

Appendix – Page A-19

or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. “Engaging in conduct disloyal to AT&T” shall also mean, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

“Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Employer Business; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

Equitable Relief. The parties recognize that any Participant’s breach of any of the covenants in this section will cause irreparable injury to the AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to receive Plan benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan (including the accrual or granting of Share Units, Matching Share Units and Options) for all Participants. Accordingly, in the event of a Participant’s actual or threatened breach of the covenants in this section, the Committee, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Section. AT&T shall pay for any Plan expenses that the Committee incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies.

Uniform Enforcement. In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s ability to make Employee Contribution elections under Section 4.1 of this Plan after September 1, 2009, that each and all of the following conditions apply to all such electing Participants:

ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan and its “named fiduciary” within the meaning of ERISA.

All litigation between the parties relating to this section shall occur in federal court, which shall have exclusive jurisdiction; any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

Appendix – Page A-20

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet
• Go to www.envisionreports.com/att
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card/Voting Instruction Card

▼  To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.  ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Randall L. Stephenson	☐	☐	☐	06 - Scott T. Ford	☐	☐	☐	10 - John B. McCoy	☐	☐	☐

02 - Gilbert F. Amelio	☐	☐	☐	07 - James P. Kelly	☐	☐	☐	11 - Joyce M. Roché	☐	☐	☐

03 - Reuben V. Anderson	☐	☐	☐	08 - Jon C. Madonna	☐	☐	☐	12 - Matthew K. Rose	☐	☐	☐

04 - James H. Blanchard	☐	☐	☐	09 - Michael B. McCallister	☐	☐	☐	13 - Laura D’Andrea Tyson	☐	☐	☐

05 - Jaime Chico Pardo	☐	☐	☐

B	Director Proposals — The Board of Directors recommends a vote FOR Items 2 through 4.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of independent auditors.	☐	☐	☐	4. Approve Stock Purchase and Deferral Plan.	☐	☐	☐

3. Advisory approval of executive compensation.	☐	☐	☐

C	Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5 through 8.

	For	Against	Abstain		For	Against	Abstain
5. Political contributions report.	☐	☐	☐	7. Compensation packages.	☐	☐	☐

6. Lead batteries report.	☐	☐	☐	8. Independent board chairman.	☐	☐	☐

1UPX

002CS40121                    01KDNJ

AT&T Inc. 2013 Annual Meeting of Stockholders	Admission Ticket

Friday, April 26, 2013 Doors open at 8:00 a.m. local time Meeting begins at 9:00 a.m. local time	Upon arrival, please present this admission ticket and photo ID at the registration desk.

Little America Hotel & Resort

2800 West Lincolnway

Cheyenne, Wyoming 82009

Directions to Hotel:

From Airport: Head S on I-25,

take Exit 9 to W. Lincolnway.

From Denver: Head N on I-25,

take Exit 9 to W. Lincolnway.

Complimentary parking is available

at the hotel (see map).

The meeting will be held in

the Grand Ballroom.

▼  To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.  ▼

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 26, 2013.

The undersigned hereby appoints Randall L. Stephenson and John J. Stephens, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 26, 2013, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees, FOR Items 2 - 4, and AGAINST each of the stockholder proposals (Items 5 - 8) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone, through the Internet or mail it to Computershare, PO Box 43115, Providence RI 02940.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 23, 2013.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.